Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of The Manitowoc Company, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, stockholders’ equity and comprehensive income (loss) and cash flows present fairly, in all material respects, the financial position of The Manitowoc Company, Inc. and its Subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  These financial statements and financial statement schedule are the responsibility of the company’s management.  Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of the FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” relating to the reclassification of gains and losses from extinguishment of debt effective January 1, 2003.

As discussed in Note 7 to the consolidated financial statements, the company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
February 5, 2004, except for Note 4, as to which the date is December 2, 2004

The Manitowoc Company, Inc.

Consolidated Statements of Earnings

For the years ended December 31, 2003, 2002 and 2001

Thousands of dollars, except per share data	2003	2002	2001
Earnings
Net sales	$1,570,856	$1,356,423	$984,423
Costs and expenses:
Cost of sales	1,238,122	1,035,086	713,825
Engineering, selling and administrative expenses	246,741	192,603	143,039
Amortization expense	2,919	2,001	11,074
Plant consolidation and restructuring costs	10,089	11,609	—
Curtailment gain	(12,897)	—	—
Total costs and expenses	1,484,974	1,241,299	867,938
Operating earnings from continuing operations	85,882	115,124	116,485

Other expenses:
Interest expense	(56,901)	(51,963)	(37,408)
Loss on debt extinguishment	(7,300)	—	(5,540)
Other income (expense)-net	314	1,918	(1,268)
Total other expenses	(63,887)	(50,045)	(44,216)

Earnings from continuing operations before taxes on income	21,995	65,079	72,269

Provision for taxes on income	3,959	23,429	27,875

Earnings from continuing operations	18,036	41,650	44,394
Discontinued operations:
Earnings (loss) from discontinued operations, net of income taxes of $(580), $58 and $726, respectively	(2,440)	105	1,154
Loss on sale or closure of discontinued operations, net of income taxes of ($2,829) and $(10,853), respectively	(12,047)	(25,457)	—
Cumulative effect of accounting change, net of income taxes of $(14,200)	—	(36,800)	—
Net earnings (loss)	$3,549	$(20,502)	$45,548

Per Share Data
Basic earnings (loss) per share:
Earnings from continuing operations	$0.68	$1.65	$1.83
Earnings (loss) from discontinued operations, net of income taxes	(0.09)	0.00	0.05
Loss on sale or closure of discontinued operations, net of income taxes	(0.45)	(1.01)	—
Cumulative effect of accounting change, net of income taxes	—	(1.46)	—
Net earnings (loss)	$0.13	$(0.82)	$1.87

Diluted earnings (loss) per share:
Earnings from continuing operations	$0.68	$1.62	$1.81
Earnings (loss) from discontinued operations, net of income taxes	(0.09)	0.00	0.05
Loss on sale or closure of discontinued operations, net of income taxes	(0.45)	(0.99)	—
Cumulative effect of accounting change, net of income taxes	—	(1.43)	—
Net earnings (loss)	$0.13	$(0.80)	$1.86

The accompanying notes are an integral part of these financial statements.

The Manitowoc Company, Inc.

Consolidated Balance Sheets

As of December 31, 2003 and 2002

Thousands of dollars, except share data	2003	2002

Assets
Current assets:
Cash and cash equivalents	$44,968	$28,035
Marketable securities	2,220	2,371
Accounts receivable, less allowance of $24,419 and $43,156	245,010	226,091
Inventories-net	232,877	255,218
Deferred income taxes	71,781	96,741
Other current assets	49,233	38,708
Total current assets	646,089	647,164

Property, plant and equipment-net	334,618	319,301
Goodwill-net	406,233	380,338
Other intangible assets-net	124,380	127,299
Deferred income taxes	34,491	19,662
Other non-current assets	56,770	83,359
Total assets	$1,602,581	$1,577,123

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$454,394	$350,315
Current portion of long-term debt	3,205	33,328
Short-term borrowings	22,011	9,304
Product warranties	33,823	31,276
Product liabilities	31,791	36,175
Total current liabilities	545,224	460,398

Non-current liabilities:
Long-term debt, less current portion	567,084	623,547
Pension obligations	57,239	66,051
Postretirement health and other benefit obligations	54,283	65,777
Other non-current liabilities	80,327	66,235
Total non-current liabilities	758,933	821,610

Commitments and contingencies (Note 14)

Stockholders’ equity:
Common stock (36,746,482 shares issued, 26,572,024 and 26,412,735 shares outstanding, respectively)	367	367
Additional paid-in capital	81,297	81,230
Accumulated other comprehensive loss	(16,768)	(23,574)
Unearned compensation	(328)	(609)
Retained earnings	340,792	344,689
Treasury stock, at cost (10,174,458 and 10,358,562 shares, respectively)	(106,936)	(106,988)
Total stockholders’ equity	298,424	295,115
Total liabilities and stockholders’ equity	$1,602,581	$1,577,123

The accompanying notes are an integral part of these financial statements.

The Manitowoc Company, Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2003, 2002 and 2001

Thousands of dollars	2003	2002	2001
Cash Flows From Operations
Net earnings (loss)	$3,549	$(20,502)	$45,548
Adjustments to reconcile net earnings (loss) to cash provided by operating activities of continuing operations:
Discontinued operations, net of income taxes	14,487	25,352	(1,154)
Depreciation	45,437	33,077	19,674
Amortization of intangible assets	2,919	2,001	11,428
Amortization of deferred financing fees	1,810	4,091	3,204
Deferred income taxes	(2,492)	(10,561)	1,667
Curtailment gain	(12,897)	—	—
Plant relocation and restructuring costs	10,089	11,609	—
Cumulative effect of accounting change, net of income taxes	—	36,800	—
Loss on early extinguishment of debt	7,300	—	5,540
Gain on sale of property, plant and equipment	(1,363)	(3,757)	(2,374)
Changes in operating assets and liabilities, excluding the effects of business acquisitions and dispositions:
Accounts receivable	5,889	(12,907)	15,228
Inventories	25,701	9,141	29,181
Other assets	5,156	(5,446)	(22,563)
Accounts payable and accrued expenses	15,422	27,840	(907)
Other liabilities	27,312	2,915	710
Net cash provided by operating activities of continuing operations	148,319	99,653	105,182
Net cash provided by (used for) operating activities of discontinued operations	2,544	(5,114)	1,433
Net cash provided by operating activities	150,863	94,539	106,615
Cash Flows From Investing
Business acquisitions, net of cash acquired	—	976	(285,533)
Capital expenditures	(31,977)	(32,996)	(29,104)
Proceeds from sale of property, plant and equipment	14,438	16,699	10,219
(Purchase) sale of marketable securities	150	(220)	(107)
Net cash used for investing activities of continuing operations	(17,389)	(15,541)	(304,525)
Net cash provided by (used for) investing activities of discontinued operations	2,289	11,108	(157)
Net cash used for investing activities	(15,100)	(4,433)	(304,682)
Cash Flows From Financing
Proceeds from long-term debt	—	—	345,116
Payments on Grove borrowings	—	(198,328)	—
Proceeds from senior subordinated notes	—	175,000	156,118
Proceeds from senior notes	150,000	—	—
Payments on long-term debt	(257,617)	(39,280)	(161,889)
Payments on revolver borrowings-net	(2,000)	(10,243)	(78,727)
Payments on commercial paper-net	—	—	(24,700)
Debt issue costs	(5,599)	(6,630)	(21,023)
Dividends paid	(7,446)	(7,432)	(7,358)
Exercises of stock options	118	1,511	183
Net cash provided by (used for) financing activities	(122,544)	(85,402)	207,720
Effect of exchange rate changes on cash	3,714	(250)	(55)
Net increase in cash and cash equivalents	16,933	4,454	9,598
Balance at beginning of year	28,035	23,581	13,983
Balance at end of year	$44,968	$28,035	$23,581
Supplemental Cash Flow Information
Interest paid	$54,489	$39,284	$29,717
Income taxes paid	$7,559	$25,253	$29,306

The accompanying notes are an integral part of these financial statements.

The Manitowoc Company, Inc.

Consolidated Statements of Stockholders’ Equity
and Comprehensive Income (Loss)

For the years ended December 31, 2003, 2002 and 2001

Thousands of dollars, except shares data	2003	2002	2001
Common Stock - Shares Outstanding
Balance at beginning of year	26,412,735	24,053,085	24,259,463
Stock issued for Grove acquisition	—	2,164,502	—
Stock options exercised	16,656	114,548	21,799
Stock swap for stock options exercised	—	(14,449)	(3,736)
Restricted stock issued	—	24,815	—
Stock issued from deferred compensation plans	142,633	70,234	16,108
Stock issued to deferred compensation plans	—	—	(240,549)
Balance at end of year	26,572,024	26,412,735	24,053,085
Common Stock - Par Value
Balance at end of year	$367	$367	$367
Additional Paid-in Capital
Balance at beginning of year	$81,230	$31,670	$31,602
Stock issued for Grove acquisition	—	47,905	—
Stock options exercised	67	1,066	68
Restricted stock issued	—	589	—
Balance at end of year	$81,297	$81,230	$31,670
Accumulated Other Comprehensive Loss
Balance at beginning of year	$(23,574)	$(3,937)	$(2,569)
Other comprehensive income (loss):
Foreign currency translation adjustments	5,584	(15,711)	656
Derivative instrument fair market adjustment, net of income taxes of $833, $309 and ($1,318)	2,379	445	(2,024)

Additional minimum pension liability, net of income taxes of $1,075 and $2,459	(1,157)	(4,371)	—
Balance at end of year	$(16,768)	$(23,574)	$(3,937)
Unearned Compensation
Balance at beginning of year	$(609)	$—	$—
Restricted stock issued	—	(843)	—
Compensation expense recognized during the year	281	234	—
Balance at end of year	$(328)	$(609)	$—
Retained Earnings
Balance at beginning of year	$344,689	$372,623	$334,433
Net earnings (loss)	3,549	(20,502)	45,548
Cash dividends	(7,446)	(7,432)	(7,358)
Balance at end of year	$340,792	$344,689	$372,623
Treasury Stock
Balance at beginning of year	$(106,988)	$(136,928)	$(130,064)
Stock issued for Grove acquisition	—	22,095	—
Stock options exercised	52	1,227	227
Stock swap for stock options exercised	—	(615)	(112)
Restricted stock issued	—	254	—
Stock held by deferred compensation plans	—	6,979	(6,979)
Balance at end of year	$(106,936)	$(106,988)	$(136,928)
Comprehensive Income (Loss)
Net earnings (loss)	$3,549	$(20,502)	$45,548
Other comprehensive income (loss):
Foreign currency translation adjustments	5,584	(15,711)	656
Derivative instrument fair market adjustment, net of income taxes	2,379	445	(2,024)
Additional minimum pension liability, net of income taxes	(1,157)	(4,371)	—
Comprehensive income (loss)	$10,355	$(40,139)	$44,180

The accompanying notes are an integral part of these financial statements.

Notes to Consolidated Financial Statements

1.              Company and Basis of Presentation

Company  The Manitowoc Company, Inc. and its subsidiaries (collectively referred to as the “company”) are diversified industrial manufactures with leading positions in their three principal segments: Cranes and Related Products (Crane); Foodservice Equipment (Foodservice); and Marine.

The Crane business is a global provider of engineered lift solutions which designs, manufactures and markets a comprehensive line of lattice-boom crawler cranes, mobile telescopic cranes, tower cranes, and boom trucks.  The Crane products are marketed under the Manitowoc, Grove, Potain, and National brand names and are used in a wide variety of applications, including energy, petrochemical and industrial projects, infrastructure development such as road, bridge and airport construction, commercial and high-rise residential construction, mining and dredging.

The Foodservice business is a broad-line manufacturer of “cold side” commercial foodservice products.  Foodservice designs, manufactures and markets full product lines of ice making machines, walk-in and reach-in refrigerators/freezers, fountain beverage delivery systems and other foodservice refrigeration products for the lodging, restaurant, healthcare, convenience store, soft-drink bottling and institutional foodservice markets.  Foodservice products are marketed under the Manitowoc, Kolpak, SerVend, Multiplex, Harford-Duracool, McCall, Flomatic, Compact and Icetronic brand names.

The Marine business provides new construction, ship repair and maintenance services for freshwater and saltwater vessels from four shipyards on the U.S. Great Lakes.  Marine is also a provider of Great Lakes and oceangoing mid-sized commercial, research, and military vessels.  Marine serves the Great Lakes maritime market consisting of both U.S. and Canadian fleets, inland waterway operators, and ocean going vessels that transit the Great Lakes and St. Lawrence Seaway.

Basis of Presentation  The consolidated financial statements include the accounts of The Manitowoc Company, Inc. and its wholly and majority-owned subsidiaries.  All significant intercompany balances and transactions have been eliminated.  Certain prior year amounts have been reclassified to conform to current year’s presentation.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

2.              Summary of Significant Accounting Policies

Cash Equivalents and Marketable Securities  All short-term investments purchased with an original maturity of three months or less are considered cash equivalents.  Marketable securities at December 31, 2003 and 2002, include securities which are considered “available for sale.”  The difference between fair market value and cost of these investments was not significant for either year.

Inventories Inventories are valued at the lower of cost or market value.  Approximately 88% and 86% of the company’s inventories at December 31, 2003 and 2002, respectively, were computed using the first-in, first-out (FIFO) method.  The remaining inventories were computed using the last-in, first-out (LIFO) method.  If the FIFO inventory valuation method had been used exclusively, inventories would have increased by $18.6 million at both December 31, 2003 and 2002.  Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs.

Goodwill and Other Intangible Assets  The company accounts for its goodwill and other intangible assets under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.”  Under SFAS No. 142, goodwill is not amortized, but it is tested for impairment at least annually.  Each year the company tests for impairment of goodwill according to a two-step approach.  In the first step, the company tests for impairment of goodwill by estimating the fair values of its reporting units using the present value of future cash flows approach, subject to a comparison for reasonableness to its market capitalization at the date of valuation.  If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any.  In the second step the implied fair value of the goodwill is estimated as the fair value of the reporting unit used in the first step less the fair values of all other net tangible and intangible assets of the reporting unit.  If the carrying amount of the goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill.  In addition, goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.  The company’s other intangible assets with indefinite lives, including trademarks, tradenames, and in-place distributor networks, are not amortized, but are also tested for impairment at least annually.  The impairment test consists of a comparison of the fair value of the intangible assets to their carrying amount.  The company’s other intangible assets subject to amortization are amortized over the following estimated useful lives:

Useful lives
Patents	10-15 years
Engineering drawings	15 years

Property, Plant and Equipment  Property, plant and equipment is stated at cost.  Expenditures for maintenance, repairs and minor renewals are charged against earnings as incurred.  Expenditures for major renewals and improvements that substantially extend the capacity or useful life of an asset are capitalized and amortized by depreciation charges.  The cost and accumulated depreciation for property, plant and equipment sold, retired, or otherwise disposed of are relieved from the accounts, and resulting gains or losses are reflected in earnings.  Property, plant and equipment is depreciated over the estimated useful lives of the assets primarily using the straight-line depreciation method for financial reporting and on accelerated methods for income tax purposes.

Property, plant and equipment is depreciated over the following estimated useful lives:

Years
Building and improvements	2-40
Drydocks and dock fronts	15-27
Machinery, equipment and tooling	2-25
Furniture and fixtures	2-10
Computer hardware and software	2-5

Property, plant and equipment also include cranes under operating leases with others.  Equipment under lease to others includes equipment leased directly to the customer and equipment for which the company has guaranteed more than insignificant residual value or made a buyback commitment.  The amount of rental equipment included in property, plant and equipment for which the company has guaranteed such residual value or made a buyback commitment amounted to $75.4 million and $36.6 million, net of accumulated depreciation, at December 31, 2003 and 2002, respectively.  Equipment that is leased directly to the customer is accounted for as operating leases with the related assets capitalized and depreciated over their estimated economic life not to exceed 84 months.  Equipment involved in financing arrangements is depreciated over the life of the underlying arrangement so that the net book value at the end of the period equals the buyback amount or the residual value amount.

Other Non-Current Assets  At December 31, 2002, other non-current assets included a tooling asset and other project start-up costs of $20.2 million.  These assets were used in the development and production of certain refrigeration equipment produced under contract with a third party.  These costs were being reimbursed by the customer according to the contract, on a per unit sold basis with annual minimum reimbursement required in order to ensure reimbursement of all of the costs.  During December of 2003, the third party prepaid all of the outstanding tooling and start-up costs to the company.  The company received approximately $17.0 million in December 2003 for the remaining unreimbursed amount of the tooling assets.  The prepayment did not have a material impact on the Consolidated Statement of Earnings for the year-ended December 31, 2003.

Impairment of Long-Lived Assets  The company reviews long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.

For property, plant and equipment and other long-lived assets, other than goodwill and indefinite-lived intangible assets, the company performs undiscounted operating cash flow analyses to determine if an impairment exists.  If an impairment is determined to exist, any related impairment loss is calculated based upon comparison of the fair value to the net book value of the assets.  Impairment losses on assets held for sale are based on the estimated proceeds to be received, less costs to sell.  See discussion of the impairment of goodwill and indefinite-lived intangible assets above.

On January 1, 2002, the company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 related to the disposal of a segment of a business.  The adoption of SFAS No. 144 did not have a material effect on the company relative to impairment measurement of long-lived assets; however, it did impact the company during 2003 and 2002 related to reporting the disposal of certain businesses as discontinued operations, which prior to the adoption would have been reported in continuing operations in the Consolidated Statements of Earnings (see Note 4. “Discontinued Operations”).

Financial Instruments  The carrying amounts reported in the Consolidated Balance Sheet for cash and cash equivalents, accounts receivable, accounts payable, and variable rate debt approximated fair value at December 31, 2003 and 2002.  The fair value of the company’s 10 3/8% Senior Subordinated Notes due 2011 was approximately $239.5 million and $184.4 million at December 31, 2003 and 2002, respectively.  The fair value of the company’s 10 1/2% Senior Subordinated Notes due 2012 was approximately $199.3 million and $181.6 million at December 31, 2003 and 2002, respectively.  The fair value of the company’s 7 1/8% Senior Notes due 2013 was approximately $159.8 million at December 31, 2003.  See Note 9, “Debt” for the related book values of these debt instruments.  The aggregate fair values of interest rate swaps and foreign currency exchange contracts at December 31, 2003 and 2002 were positive $0.3 million and negative $0.1 million, respectively.  These fair values are the amounts at which they could be settled, based on internal estimates and estimates obtained from financial institutions.

Warranties  Estimated warranty costs are recorded in cost of sales at the time of sale of the warranted products based on historical warranty experience for the related product or estimates of projected losses due to specific warranty issues on new products.  These estimates are reviewed periodically and are adjusted based on changes in facts, circumstances or actual experience.

Environmental Liabilities  The company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable.  Such accruals are adjusted as information develops or circumstances change.  Costs of long-term expenditures for environmental remediation obligations are not discounted to their present value because the timing of cash flows are not estimable.

Product Liabilities  The company records product liability reserves for its self-insured portion of any pending or threatened product liability actions.  The reserve is based upon two estimates.  First, the company tracks the population of all outstanding pending and threatened product liability cases to determine an appropriate case reserve for each based upon the company’s best judgment and the advice of legal counsel.  These estimates are continually evaluated and adjusted based upon changes to facts and circumstances surrounding the case.  Second, the company obtains a third-party actuarial analysis to determine the amount of additional reserve required to cover incurred but not reported product liability issues and to account for possible adverse development of the established case reserves (collectively referred to as IBNR).  This actuarial analysis is performed twice annually.

Foreign Currency Translation  The financial statements of the company’s non-U.S. subsidiaries are translated using the current exchange rate for assets and liabilities and the weighted-average exchange rate for the year for Consolidated Statements of Earnings items.  Resulting translation adjustments are recorded to Accumulated Other Comprehensive Income (Loss) (OCI) as a component of stockholders’ equity.

Derivative Financial Instruments and Hedging Activities  The company has written policies and procedures that place all financial instruments under the direction of corporate treasury and restrict all derivative transactions to those intended for hedging purposes.  The use of financial instruments for trading purposes is strictly prohibited.  The company uses financial instruments to manage the market risk from changes in foreign exchange rates and interest rates.  The company follows the guidance of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, No. 138, and No. 149.  The fair values of all derivatives are recorded in the Consolidated Balance Sheets.  The change in a derivative’s fair value is recorded each period in current earnings or accumulated OCI depending on whether the derivative is designated and qualifies as part of a hedge transaction and if so, the type of hedge transaction.

Cash Flow Hedge The company selectively hedges anticipated transactions that are subject to foreign exchange exposure, primarily using foreign currency exchange contracts.  These instruments are designated as cash flow hedges in accordance with SFAS No. 133 and are recorded in the Consolidated Balance Sheets at fair value.  The effective portion of the contracts’ gains or losses due to changes in fair value are initially recorded as a component of accumulated OCI and are subsequently reclassified into earnings when the hedge transactions, typically sales and costs related to sales, occur and affect earnings.  These contracts are highly effective in hedging the variability in future cash flows attributable to changes in currency exchange rates.  The company also selectively uses interest rate swaps to modify its exposure to interest rate movements and reduce borrowing costs.  These swaps also qualify as cash flow hedges, with changes in fair value recorded as a component of accumulated OCI.  Interest expense is recorded in earnings at the fixed rate set forth in the swap agreement.

For the years ended December 31, 2003 and 2002, no amount was recognized in earnings due to ineffectiveness of a hedge transaction; however, $1.4 million was recognized as a charge to earnings due to the company unwinding a portion of its floating-to-fixed interest rate swap contract.  This charge is included in Loss on Debt Extinguishment in the Consolidated Statements of Earnings for the year-ended December 31, 2003.  The amount reported as derivative instrument fair market value adjustment in the accumulated OCI account within stockholders’ equity represents the net gain/loss on derivatives designated as cash flow hedges.

Fair Value Hedges The company periodically enters into interest rate swaps designated as a hedge of the fair value of a portion of its fixed rate debt.  These hedges effectively result in changing a portion of our fixed rate debt to variable interest rate debt.  Both the swaps and the hedged portion of the debt are recorded in the Consolidated Balance Sheet at fair value.  The change in fair value of the swaps exactly offsets the change in fair value of the hedged debt, with no net impact to earnings.  Interest expense of the hedged debt is recorded at the variable rate in earnings.

Other The company’s foreign operations are exposed to foreign currency translation risk.  The company’s Euro-denominated 175 million Senior Subordinated Notes due 2011 naturally hedges a significant amount of the translation risk with the company’s operations in Europe.  In addition, a large amount of the translation risk with the company’s Chinese operations are naturally hedged with locally denominated debt.  The currency effects of these foreign-denominated debt obligations are reflected in the accumulated other comprehensive income (loss) account within stockholders’ equity, where they offset the translation impact of an equal amount of similarly foreign-denominated net assets of the European and Chinese operations.

Stock-Based Compensation  At December 31, 2003, the company has four stock-based compensation plans, which are described more fully in Note 13, “Stock Options.”  The company accounts for these plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations.  No stock-based employee compensation cost related to stock options is reflected in earnings, as all options grants under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.  During 2003 and 2002, the company recognized approximately $0.3 million and $0.2 million, respectively, of compensation expense related to restricted stock which was issued during 2002.  The following table illustrates the effect on net earnings and earnings per share if the company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock based employee compensation.

	2003	2002	2001
Reported net earnings (loss)	$3,549	$(20,502)	$45,548
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of income taxes	(5,243)	(2,748)	(1,944)
Proforma net earnings (loss)	(1,694)	(23,250)	43,604
Earnings (loss) per share
Basic - as reported	$0.13	$(0.82)	$1.87
Basic - pro forma	$(0.06)	$(0.92)	$1.80

Diluted - as reported	$0.13	$(0.80)	$1.86
Diluted - pro forma	$(0.06)	$(0.92)	$1.80

Revenue Recognition and Long-Term Contracts  Revenue is generally recognized and earned when all the following criteria are satisfied with regard to a specific transaction: persuasive evidence of a sales arrangement exists; the price is fixed or determinable; collectibility of cash is reasonably assured; and delivery has occurred or services have been rendered.  Shipping and handling fees are reflected in Net Sales and shipping and handling costs are reflected in Cost of Sales.  Revenues under long-term contracts within the Marine segment, including contracts with the U.S. Government, are recorded using the percentage-of-completion method of accounting.  Revenue under these fixed-price long-term contracts are recorded based on the ratio of costs incurred to estimated total costs at completion, and costs are expensed as incurred.  Amounts representing contract change orders, claims or other items are included in revenue only when they can be reliably estimated and realization is probable.  When adjustments in contract value or estimated costs are determined, any changes from prior estimates are reflected in earnings in the current period.  Anticipated losses on contracts or programs in progress are charged to earnings when identified.

Amounts related to long-term contracts accounted for according to the percentage-of-completion method included in the Consolidated Balance Sheet at December 31 were as follows:

	2003	2002

Amounts billed, included in accounts receivable	$10,900	$12,969
Recoverable costs and accrued profit on progress completed-not billed, included in other current assets	$11,574	$17,498
Amounts billed in excess of sales, included in accounts payable and accrued expenses	$7,448	$1,293

Recoverable costs and accrued profit on progress completed but not billed related to amounts not billable at the balance sheet date.  It is anticipated that such amounts will be billed in the first quarter of the subsequent year.  Amounts billed but not paid pursuant to retainage contract provisions, which are due upon completion of the contracts, were $5.2 million and $4.0 million as of December 31, 2003 and 2002, respectively, and are included in Other Current Assets in the Consolidated Balance Sheets.

As discussed above, the company enters into transactions with customers that provide for residual value guarantees and buyback commitments on certain crane transactions.  The company records these transactions as operating leases.  Net proceeds received in connection with the initial transactions are recorded as deferred revenue and are amortized to income on a straight-line basis over a period equal to that of the customer’s third party financing agreement.  See Note 15. “Guarantees.”

The company leases cranes to customers under operating lease terms.  Proceeds received in connection with these transactions are recognized as revenue over the term of the lease, and leased cranes are depreciated over their estimated useful lives.

Research and Development  Research and development costs are charged to expense as incurred and amount to $17.4  million, $15.6 million and $7.9 million, for the years ended December 31, 2003, 2002 and 2001, respectively.  Research and development costs include salaries, materials, contractor fees and other administrative costs.

Income Taxes  The company utilizes the liability method to recognize deferred tax assets and liabilities for the expected future income tax consequences of events that have been recognized in the company’s financial statements.  Under this method, deferred tax assets and liabilities are determined based on the temporary difference between financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.  Valuation allowances are provided for deferred tax assets where it is considered more likely than not that the company will not realize the benefit of such assets.

Earnings Per Share  Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during each year or period.  Diluted earnings per share is computed similar to basic earnings per share except that the weighted average shares outstanding is increased to include shares of restricted stock and the number of additional shares that would have been outstanding if stock options were exercised and the proceeds from such exercise were used to acquire shares of common stock at the average market price during the year or period.  Shares of common stock held by the Deferred Compensation Plans are not considered outstanding for computing basic earnings per share.

Comprehensive Income  Comprehensive income includes, in addition to net income (loss), other items that are reported as direct adjustments to stockholders’ equity.  Currently, these items are foreign currency translation adjustments, additional minimum pension liability adjustments and the change in fair value of certain derivative instruments.

Concentration of Credit Risk  Credit extended to customers through trade accounts receivable potentially subjects the company to risk.  This risk is limited due to the large number of customers and their dispersion across various industries and many geographical areas.  However, a significant amount of the company’s receivables are with distributors and contractors in the construction industry, large companies in the foodservice and beverage industry, customers servicing the U.S. steel industry, and the U.S. Government.  The company currently does not foresee a significant credit risk associated with these receivables.

Recent Accounting Pronouncements  In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, “ Accounting for Obligations Associated with the Retirement of Long-Lived Assets.”  The provisions of SFAS No. 143 establish accounting standards for the recognition and measurement of an asset retirement obligation.  This statement was effective for the company on January 1, 2003 and did not have a material effect on the Consolidated Financial Statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13 and Technical Corrections as of April 2002,” which mainly addresses the accounting and disclosure related to early extinguishment of debt transactions as well as several other technical corrections. Generally, SFAS No. 145 was effective for the company beginning January 1, 2003.  The adoption of SFAS No. 145 resulted in the company reclassifying its 2001 loss on early extinguishment of debt from an extraordinary item to a component of earnings from continuing operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit and Disposal Activities,” which addresses financial accounting and reporting for costs associated with these types of activities.  SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred.  This statement also establishes that fair value is the objective for initial measurement of the liability.  Severance pay under SFAS No. 146, in many cases, would be recognized over time rather than at the time a plan is approved according to previous guidance.  The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for certain derivative instruments.  Generally, the provisions of SFAS No. 149 are effective beginning July 1, 2003.  The adoption of SFAS No. 149 did not have a material impact on the company’s Consolidated Financial Statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).  Many of those instruments were previously classified as equity.  This statement also addresses the classification of financial instruments that include obligations to issue equity shares as equity.  The FASB has also subsequently issued a Staff Position that effectively amended SFAS No. 150.  In general this statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective as of July 1, 2003.  The adoption of SFAS No. 150 did not have an impact on the company’s Consolidated Financial Statements.

In November 2002, the EITF reached a consensus regarding EITF Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.”  The consensus addresses not only when and how an arrangement involving multiple deliverables should be divided into separate units of accounting but also how the arrangement’s consideration should be allocated among separate units.  The pronouncement was effective for the company commencing July 1, 2003 and did not have a significant impact on its Consolidated Financial Statements.

During December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans.  These disclosure requirements are effective immediately for the company’s domestic plans, except for estimated future benefit payments, which will be effective in 2004.  This statement also requires interim-period disclosures of the components of net periodic benefit cost and, if significantly different from previously disclosed amounts, the amount of contributions and projected contributions to fund pension plans and other postretirements benefit plans.  These interim-period disclosures will be effective in the first quarter of 2004.

In December 2003, the Staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition,” which supercedes SAB No. 101, “Revenue Recognition in Financial Statements.”  The primary purpose of SAB No. 104 is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF Issue 00-21.  Additionally, SAB No. 104 rescinds the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” issued with SAB No. 101 that had been codified in SEC Topic 13, “Revenue Recognition.”  The adoption of SAB No. 104 did not have an impact on the company’s Consolidated Financial Statements.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors lack the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  A variable interest entity is required to be consolidated by the company that has a majority of the exposure to expected losses of the variable interest entity.  The consolidation provisions of FIN No. 46, as revised, were effective immediately for interests created after January 31, 2003 and are effective on March 31, 2004 for interests created before February 1, 2003.  The adoption of FIN No. 46 did not have an impact on the company’s Consolidated Financial Statements for the year ended December 31, 2003 for interests created after January 31, 2003.  The company is evaluating the impact on the Consolidated Financial Statements for interests created before February 1, 2003.

3.              Acquisitions

There were no acquisitions made by the company during 2003.

2002

On August 8, 2002, the company acquired all of the outstanding common shares of Grove Investors, Inc. (Grove).  The results of Grove’s operations have been included in the Consolidated Statements of Earnings since that date.  Grove is a leading provider of mobile telescopic cranes, truck-mounted cranes, boom trucks and aerial work platforms for the global market.  Grove’s products are used in a wide variety of applications by commercial and residential building contractors as well as by industrial, municipal, and military end users.  Grove’s products are marketed to independent equipment rental companies and directly to end users under the brand names Grove Crane, National Crane, Grove Manlift, and Delta.

The company views Grove as a strategic fit with its crane business for a number of reasons.  Grove is a global leader in the mobile telescopic crane industry, specifically in all-terrain and rough-terrain mobile telescopic cranes.  The company did not offer these types of cranes prior to the acquisition, so Grove filled this void in the company’s product offering.  Coupled with the company’s entrance into the tower crane product line with the acquisition of Potain SAS in 2001, Grove enables the company to offer customers four major crane categories, namely crawler cranes, tower cranes, mobile telescopic cranes and boom trucks.  With the addition of Grove, the company is able to offer customers equipment and lifting solutions for virtually every construction application.  The company also believes that the combination of the two companies will provide opportunities to capitalize on their respective strengths in systems, technologies and manufacturing expertise, and that this combination will create natural synergies in its worldwide distribution and service network.

The aggregate purchase price paid for Grove was $277.8 million.  This includes the issuance of $70.0 million of the company’s common stock, the assumption of $202.4 million of Grove debt outstanding as of August 8, 2002, and direct acquisition costs of $5.4 million.  In exchange for the outstanding shares of Grove common stock, the company issued approximately 2.2 million shares of the company’s common stock out of treasury with an average market price of $32.34 per share.  The number of shares issued at the close of the transaction was calculated based on the average closing price of the company’s common stock for the ten consecutive trading days ending on and including the second day prior to the closing of the transaction.  In addition, the company assumed all of Grove’s outstanding liabilities (approximately $477.8 million including the outstanding debt), contingencies and commitments.  Substantially all of the assumed debt was refinanced (see further detail in Note 9, “Debt”).

The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition.

August 8, 2002

Current assets	$313,044
Property, plant and equipment	116,734
Goodwill	63,118
Other intangible assets	45,000
Other long-term assets	15,366
Total assets acquired	553,262
Current liabilities, excluding current debt	129,844
Debt	202,420
Other long-term liabilities	145,559
Total liabilities assumed	477,823
Net assets acquired	$75,439

Total current assets of $313.0 million includes cash acquired of $13.8 million.  The purchase consideration paid in excess of the fair values of the assets acquired and liabilities assumed was allocated first to the identifiable intangible assets with the remaining excess accounted for as goodwill.  The company obtained third party valuations of identifiable intangible assets acquired.  Based upon the appraisal report of identifiable intangible assets, the allocation was as follows:  $26.0 million to trademarks and tradenames with an indefinite life; $11.9 million to an in-place distributor network with an indefinite life; $7.1 million to patents with a weighted-average 10-year life; and the remaining $63.1 million to goodwill.  The $63.1 million of goodwill is included in the Crane segment.  None of this amount is deductible for tax purposes.  The company also obtained third party valuations of the fair value of inventory and property, plant and equipment acquired.  Based upon the appraisal reports of these assets, the company increased the value of inventory and property, plant and equipment by $3.3 million and $1.1 million, respectively.  The $3.3 million fair value adjustment to inventory was charged to cost of goods sold during the fourth quarter of 2002 as the related inventory items were sold.  The $1.1 million fair value adjustment to property, plant and equipment is being depreciated over the estimated remaining useful lives of the property, plant and equipment.

During 2003 the company completed the purchase accounting related to the Grove acquisition and the company recorded $30.2 million of purchase accounting adjustments to the August 8, 2002 Grove opening balance sheet.  The purchase accounting adjustments related to the following: $13.2 million to finalize the accounting for deferred income taxes, related primarily to the non-U.S. Grove operations; $12.4 million for consolidation of the National Crane facility located in Nebraska to the Grove facility located in Pennsylvania (see further detail in Note 16, “Plant Consolidation and Restructuring”); $2.1 million, $0.5 million and $1.5 million for additional accounts receivable, inventory and warranty reserves, respectively; $0.9 million related to severance and other employee related costs for headcount reductions at the Grove facilities in Europe (see further detail in Note 16, “Plant Consolidation and Restructuring”); $2.0 million of curtailment gain as a result of the closing of the National Crane facility located in Nebraska (reduction of goodwill) (see further detail in Note 17, “Employee Benefit Plans”); and $1.6 million for other purchase accounting related items.

During 2002 the company also completed certain restructuring and integration activities relating to the Grove acquisition.  The company recorded a charge totaling $12.1 million related to these restructuring and integration activities during 2002.  Of this amount $4.4 million was recorded in the opening balance sheet of Grove and $7.7 million was recorded as a charge to earnings during the fourth quarter of 2002.  The $4.4 million recorded in the opening balance sheet related to severance and other employee related costs for headcount reductions at Grove facilities.  See further detail in Note 16, “Plant Consolidation and Restructuring.”

On April 8, 2002, the company purchased the remaining 50% interest in its joint venture Manitowoc Foodservice Europe (f/k/a Fabbrica Apparecchiature per la Praduzione del Ghiaccio Srl), a manufacturer of ice machines based in Italy.  The aggregate cash consideration paid by the company for the remaining interest was $3.4 million and resulted in $2.6 million of additional goodwill.  The $2.6 million of goodwill is included in the Foodservice segment and is not deductible for tax purposes.  During the second quarter of 2003 the company recorded $0.7 million of purchase accounting adjustments to the April 8, 2002 opening balance sheet.

2001

On May 9, 2001, the company acquired all of the outstanding capital stock of Potain SAS (formerly Potain SA) (Potain).  Potain is a leading designer, manufacturer and supplier of tower cranes for the building and construction industry.  The aggregate consideration paid was $425.2 million, which includes $307.1 million paid in cash, direct acquisition costs of $4.1 million ($0.4 million incurred during 2002), assumed liabilities of $138.8 million, the payment of a post-closing purchase price adjustment of $3.6 million in February 2002, and is less cash acquired of $28.4 million.

During 2002, the company made certain purchase accounting adjustments for the Potain acquisition resulting in a reduction in goodwill of approximately $11.3 million.  The primary purchase accounting adjustments recorded during 2002 were to adjust the book value of property, plant and equipment acquired to fair value based on an appraisal report, adjustment of deferred tax assets and to record a $8.1 million liability associated with certain restructuring and integration activities.  See further detail regarding the restructuring and integration reserve recorded in Note 16, “Plant Consolidation and Restructuring.”

In addition, during 2002 a portion of the excess of the cost over fair value of the net assets acquired in the Potain acquisition was allocated to specific other intangible assets.  Based upon an appraisal report, the allocation was as follows: $53.0 million to trademarks and tradenames with an indefinite life; $17.5 million to patents with a weighted-average 15-year life; $8.8 million to engineering drawings with a weighted-average 15-year life; $5.0 million to an in-place distribution network with an indefinite life; and the remaining $118.2 million to goodwill.

The following unaudited pro forma financial information of the company and its subsidiaries for the years ended December 31, 2002 and 2001, assumes the acquisitions made in 2002 and 2001 occurred on January 1, 2001.

	Unaudited
Pro Forma:	2002	2001
Net sales	$1,697,493	$1,763,053
Earnings from continuing operations before income taxes	$45,747	$14,874
Net earnings from continuing operations before discontinued operations and cumulative effect of accounting change	$29,278	$9,073
Net earnings (loss)	$(32,648)	$10,227

Basic earnings (loss) per share:
Net earnings from continuing operations before discontinued operations and cumulative effect of accounting change	$1.16	$0.34
Net earnings (loss)	$(1.30)	$0.39

Diluted earnings (loss) per share:
Net earnings from continuing operations before discontinued operations and cumulative effect of accounting change	$1.14	$0.34
Net earnings (loss)	$(1.27)	$0.38

On May 7, 2001, SGPA, Inc. (the predecessor), the predecessor of Grove, filed a pre-negotiated plan of reorganization under Chapter 11 of the U.S. Bankruptcy code that was confirmed by the court on September 14, 2001 and consummated on September 25, 2001.  For financial accounting purposes, the inception date for the reorganized Grove was September 29, 2001.  The Grove financial statements reflect accounting principles set forth by the American Institute of Certified Public Accountants Statement Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.”  As such, Grove adopted fresh-start reporting as of September 29, 2001, resulting in a revaluation of its assets, liabilities and capital structure.  The predecessor incurred certain costs related to the bankruptcy, which are included in the 2001 pro forma information above.  The costs in the 2001 pro forma information include: $14.5 million recorded in cost of sales related to fresh start accounting adjustments to inventory and other assets; $14.5 million for fees incurred in connection with the design and implementation of the plan of reorganization; and $6.1 million for severance and stay bonuses.

4.              Discontinued Operations

On February 14, 2003, the company finalized the sale of Femco Machine Company, Inc. (Femco), the Crane segment’s crane and excavator aftermarket replacement parts and industrial repair business, to a group of private investors led by the current Femco management and its employees.  After the Grove acquisition, it was determined that Femco was not a core business to the Crane segment.  Cash proceeds from the sale of Femco were approximately $7.0 million, which includes $0.4 million of cash received by the company for post-closing adjustments, and resulted in a gain on sale of approximately $0.4 million ($0.3 million net of tax).  The disposition of Femco represents a discontinued operation under SFAS No. 144.  Results of Femco for the period from January 1, 2003, through February 14, 2003, have been classified as discontinued, and the results for the twelve months ended December 31, 2002 and 2001, have been restated to also exclude the results of Femco from continuing operations.  During December 2002, the company recorded a $3.4 million ($2.1 million net of tax) charge related to the decision to divest Femco.  Of this charge, $2.2 million related to recording the net assets of Femco at estimated fair value less cost to sell.  In addition, the company performed an impairment analysis of the Femco goodwill in accordance with SFAS No. 142 and determined that the entire $1.2 million of goodwill related to Femco was impaired.  The $3.4 million charge was recorded in Loss on Sale or Closure of Discontinued Operations, Net of Income Taxes, in the Consolidated Statement of Earnings.

The following selected financial data of Femco for the period from January 1, 2003, through February 14, 2003, and the years ended December 31, 2002 and 2001 is presented for informational purposes only and does not necessarily reflect what the results of operations would have been had the business operated as a stand-alone entity.  There were no general corporate expense or interest expense allocated to discontinued operations during the years ended December 31, 2003, 2002 or 2001.

	2003	2002	2001

Net sales	$2,178	$19,368	$20,073

Pretax earnings from discontinued operations	$47	$1,176	$1,559
Pretax gain (loss) on disposal	439	(3,405)	—
Provision (benefit) for taxes on income (loss)	165	(803)	603
Net earnings (loss) from discontinued operations	$321	$(1,426)	$956

During the second quarter of 2004, the company completed the sale of its wholly-owned subsidiary, Delta Manlift SAS (Delta), to JLG Industries, Inc.  Headquartered in Tonneins, France, Delta manufactures the Toucan brand of vertical mast lifts, a line of aerial work platforms distributed throughout Europe for use principally in industrial and maintenance operations.  The company received $9.0 million for Delta and certain other assets of the company’s Aerial Work Platform (AWP) businesses (cash received and gain recorded in the second quarter of 2004).  Delta was acquired in August 2002 as part of the Grove acquisition.  During December 2003, the company completed plans to restructure its AWP businesses.  The restructuring included the closure of the Potain GmbH (Liftlux) facility in Dilingen, Germany and discontinuation of U.S. Manlift production at the Shady Grove, Pennsylvania facility.  With the sale of Delta and the closure of the Liftlux and U.S. Manlift operations, the company no longer participates in the aerial work platform market, other than providing aftermarket parts and service support.  The sale of Delta, the closure of Liftlux and the discontinuation of the U.S. Manlift production represent discontinued operations under SFAS No. 144.  Results of these companies for the years ended December 31, 2003, 2002, and 2001 have been classified as discontinued to exclude the results from continuing operations.  In addition, during 2003 the company recorded a $13.7 million pre-tax ($11.1 million net of taxes) charge for the closure of the AWP businesses.  This charge includes the following: $4.9 million to write-off the goodwill related to the AWP businesses in accordance with SFAS No. 142; $3.5 million to record a reserve for the present value of future non-cancelable operating lease obligations; $3.1 million to write-down inventory to estimated realizable value; and $2.2 million for other closure costs.

The following selected financial data of the AWP businesses for the years ended December 31, 2003, 2002 and 2001 is presented for informational purposes only and does not necessarily reflect what the results of operations would have been had the businesses operated as a stand-alone entity.  There were no general corporate expense or interest expense allocated to discontinued operations during the years ended December 31, 2003, 2002 or 2001.

	2003	2002	2001

Net sales	$48,630	$27,527	$23,357

Pretax loss from discontinued operations	$(3,316)	$(2,501)	$(158)
Pretax loss on closure	(13,677)	—	—
Benefit for taxes on loss	(3,232)	(901)	(61)
Net loss from discontinued operations	$(13,761)	$(1,600)	$(97)

During the fourth quarter of 2003 the company terminated its distributor agreement with North Central Crane, the company’s wholly-owned crane distributor.  The company entered into a new distributor agreement with an independent third party for the area previously covered by North Central Crane.  The termination of the North Central Crane represents a discontinued operation under SFAS No. 144 as this was the company’s only wholly-owned domestic crane distributor. Results of this company for the year ended December 31, 2003, 2002 and 2001 have been classified as discontinued to exclude the results from continuing operations.  In connection with the closure, the company recorded a $1.1 million pre-tax ($0.9 million net of taxes) loss, primarily for a loss on sale of inventory to the new independent third party distributor.

The following selected financial data of North Central Crane for the years ended December 31, 2003, 2002 and 2001 is presented for informational purposes only and does not necessarily reflect what the results of operations would have been had the business operated as a stand-alone entity.  There were no general corporate expense or interest expense allocated to discontinued operations during the years ended December 31, 2003, 2002 or 2001.

	2003	2002	2001

Net sales	$22,407	$22,627	$38,778

Pretax earnings from discontinued operations	$249	$202	$1,824
Pretax loss on closure	(1,051)	—	—
Provision (benefit) for taxes on income (loss)	(160)	73	704
Net earnings (loss) from discontinued operations	$(642)	$129	$1,120

In connection with the Grove acquisition, the United States Department of Justice raised concerns about a possible reduction in competition in the United States boom truck market that could result from the acquisition.  In order to address these concerns, the company and Grove agreed with the Department of Justice that, following the completion of the Grove acquisition, the company would divest of either Manitowoc Boom Trucks, Inc. (Manitowoc Boom Trucks) or National Crane Corporation (Grove’s boom truck business).  On December 17, 2002, the company entered into an agreement with Quantum Heavy Equipment, LLC (Quantum) to sell all of the outstanding stock of Manitowoc Boom Trucks.  The Department of Justice approved the sale on December 30, 2002, and it was completed on December 31, 2002.

Cash proceeds from the sale of Manitowoc Boom Trucks, a business in the Crane segment, were approximately $13.2 million, subject to post-closing adjustments, and resulted in a loss on sale of approximately $32.9 million ($23.3 million net of tax) in the fourth quarter of 2002.  The disposition represents a discontinued operation under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  Accordingly, results of Manitowoc Boom Trucks have been classified as discontinued for the years ended December 31, 2002 and 2001.

During the third quarter of 2003, the company and Quantum agreed to the final post-closing adjustment for the sale of Manitowoc Boom Trucks.  The agreement resulted in the company paying $4.7 million to Quantum during 2003.  This payment was largely the result of reduction in working capital of Manitowoc Boom Trucks from September 30, 2002 to December 31, 2002 for which the company already received the cash.  The agreement resulted in the company recording an additional charge for the sale of Manitowoc Boom Trucks of approximately $0.6 million ($0.4 million net of tax) during 2003.  This charge is recorded in loss on sale of discontinued operations, net of income taxes, in the Consolidated Statement of Earnings.

The following selected financial data of Manitowoc Boom Trucks for the years ended December 31, 2003, 2002 and 2001 is presented for informational purposes only and does not necessarily reflect what the results of operations would have been had the business operated as a stand-alone entity.  There were no general corporate expense or interest expense allocated to discontinued operations during the years ended December 31, 2003, 2002 or 2001.

	2003	2002	2001

Net sales	$—	$44,169	$49,949

Pretax earnings (loss) from discontinued operations	$—	$1,286	$(1,345)
Pretax loss on disposal	(584)	(32,905)	—
Benefit for taxes on income (loss)	(179)	(9,164)	(520)
Net loss from discontinued operations	$(405)	$(22,455)	$(825)

5.              Inventories

The components of inventories at December 31 are summarized as follows:

	2003	2002
Inventories - gross:
Raw materials	$89,851	$90,958
Work-in-process	81,378	99,545
Finished goods	120,565	127,073
Total	291,794	317,576
Less excess and obsolete inventory reserve	(40,299)	(43,734)
Net inventories at FIFO cost	251,495	273,842
Less excess of FIFO costs over LIFO value	(18,618)	(18,624)
Inventories - net	$232,877	$255,218

6.              Property, Plant and Equipment

The components of property, plant and equipment at December 31 are summarized as follows:

	2003	2002

Land	$43,414	$38,840
Building and improvements	178,473	162,051
Drydocks and dock fronts	23,905	23,905
Machinery, equipment and tooling	224,931	216,960
Furniture and fixtures	24,985	23,665
Computer hardware and software	38,998	28,694
Rental cranes	122,682	87,325
Construction in progress	4,998	18,228
Total cost	662,386	599,668
Less accumulated depreciation	(327,768)	(280,367)
Property, plant and equipment-net	$334,618	$319,301

7.              Goodwill and Other Intangible Assets

Effective January 1, 2002, the company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.”  This statement changed the accounting for goodwill and indefinite-lived intangible assets from an amortization approach to an impairment-only approach.

The SFAS No. 142 goodwill impairment model is a two-step process.  First, it requires comparison of the book value of net assets to the fair value of the related reporting units that have goodwill assigned to them.  If the fair value is determined to be less than book value, a second step is performed to compute the amount of impairment.  In the second step, the implied fair value of goodwill is estimated as the fair value of the reporting unit used in the first step less the fair values of all other net tangible and intangible assets of the reporting unit.  If the carrying amount of goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill.

Upon adoption of SFAS No. 142, goodwill and indefinite-lived intangible assets ceased being amortized, and were tested for impairment.  Using the SFAS No. 142 approach described above, the company estimated the fair values of its reporting units using the present value of future cash flows approach, subject to a comparison for reasonableness to its market capitalization at the date of valuation.  As a result, the company recorded a transitional goodwill impairment charge as of January 1, 2002 of $51.0 million ($36.8 million net of income taxes) which is reflected as a cumulative effect of accounting change in the Consolidated Statement of Earnings.  This charge relates to the company’s reporting units as follows: Beverage Group (Foodservice segment) $33.1 million and Manitowoc Boom Trucks (Crane segment) $17.9 million.  The charge was based on current economic conditions in these industries.  This transitional impairment charge resulted from the application of the new impairment methodology introduced by SFAS No. 142.  Under previous requirements, no goodwill impairment would have been recorded on January 1, 2002.

During the fourth quarter of 2002, when the company finalized its decision to divest of Femco, an impairment analysis of goodwill related to Femco was performed in accordance with SFAS No. 142.  As a result, the company recorded an additional goodwill impairment charge of $1.2 million.  The impairment charge related to Femco is reflected in Loss on Sale or Closure of Discontinued Operations, Net of Income Taxes in the Consolidated Statement of Earnings.

During the second quarter of 2003 the company completed its annual impairment analysis of goodwill and other intangible assets in accordance with SFAS No. 142.  As a result, the company recorded a goodwill impairment charge of $4.9 million.  This charge relates to the company’s Aerial Work Platform reporting unit, a reporting unit in the company’s Crane segment.  The charge was based on current economic conditions in this reporting unit.  The fair value of this reporting unit was based on managements’ estimates of future cash flows.  The impairment charge related to Aerial Work Platform is reflected in Loss on Sale or Closure of Discontinued Operations, Net of Income Taxes in the Consolidated Statement of Earnings.

The following sets forth a reconciliation of net earnings and earnings per share information for the years ended December 31, 2003, 2002 and 2001 adjusted for non-amortization provisions of SFAS No. 142.

	2003	2002	2001
Reported net earnings from continuing operations	$18,036	$41,650	$44,394
Add back: Goodwill amortization, net of income taxes	—	—	5,829
Adjusted reported net earnings from continuing operations	18,036	41,650	50,223
Discontinued operations:
Reported earnings (loss) from discontinued operations, net of income taxes	(2,440)	105	1,154
Add back: Goodwill amortization, net of income taxes	—	—	903
Loss on sale or closure of discontinued operations, net of income taxes	(12,047)	(25,457)	—
Cumulative effect of accounting change, net of income taxes	—	(36,800)	—
Net earnings (loss)	$3,549	$(20,502)	$52,280

Basic earnings (loss) per share:
Reported net earnings from continuing operations	$0.68	$1.65	$1.83
Goodwill amortization, net of income taxes	—	—	0.24
Adjusted reported net earnings from continuing operations	0.68	1.65	2.07
Discontinued operations:
Reported earnings (loss) from discontinued operations, net of income taxes	(0.09)	0.00	0.05
Goodwill amortization, net of income taxes	—	—	0.04
Loss on sale or closure of discontinued operations, net of income taxes	(0.45)	(1.01)	—
Cumulative effect of accounting change, net of income taxes	—	(1.46)	—
Adjusted net earnings (loss)	$0.13	$(0.82)	$2.15

Diluted earnings (loss) per share:
Reported net earnings from continuing operations	$0.68	$1.62	$1.81
Goodwill amortization, net of income taxes	—	—	0.24
Adjusted reported net earnings from continuing operations	0.68	1.62	2.05
Discontinued operations:
Reported earnings (loss) from discontinued operations, net of income taxes	(0.09)	0.00	0.05
Goodwill amortization, net of income taxes	—	—	0.04
Loss on sale or closure of discontinued operations, net of income taxes	(0.45)	(0.99)	—
Cumulative effect of accounting change, net of income taxes	—	(1.43)	—
Adjusted net earnings (loss)	$0.13	$(0.80)	$2.13

The changes in carrying amount of goodwill by reportable segment for the years ended December 31, 2003 and 2002, were as follows:

	Cranes	Foodservice	Marine	Total

Balance as of January 1, 2002	$243,286	$217,036	$47,417	$507,739
Goodwill of acquired business	32,945	1,872	—	34,817
Potain purchase accounting, net	(7,264)	—	—	(7,264)
Allocation of purchase price to other intangible assets	(84,300)	—	—	(84,300)
Impairment charge upon adoption of SFAS No. 142	(17,900)	(33,100)		(51,000)
Sale of Manitowoc Boom Trucks	(19,204)	—	—	(19,204)
Femco impairment charge	(1,194)	—	—	(1,194)
Foreign currency impact	744	—	—	744
Balance as of December 31, 2002	147,113	185,808	47,417	380,338
Grove purchase accounting, net	30,173	—	—	30,173
Manitowoc Foodservice Europe purchase accounting, net	—	678	—	678
Potain purchase accounting, net	(1,021)	—	—	(1,021)
Impairment charge AWP	(4,900)	—	—	(4,900)
Foreign currency impact	965	—	—	965
Balance as of December 31, 2003	$172,330	$186,486	$47,417	$406,233

During the first quarter of 2002, $84.3 million of the excess of the cost over fair value of the net assets acquired in the Potain acquisition was allocated to other intangible assets.  Based upon management’s estimates, including consideration of appraisal information, the allocation was as follows: $53.0 million to trademarks and tradenames with an indefinite life; $17.5 million to patents with a weighted-average 15-year life; $8.8 million to engineering drawings with a weighted-average 15-year life; and $5.0 million to an in-place distributor network with an indefinite life.  During the fourth quarter of 2002 a portion of the excess of the cost over fair value of the net assets acquired in the Grove acquisition was allocated to specific other intangible assets.  Based upon management’s estimates, including consideration of appraisal information, the allocation was as follows: $26.0 million to trademarks and tradenames with an indefinite life; $11.9 million to an in-place distributor network with an indefinite life; and $7.1 million to patents with a weighted-average 10-year life.  The gross carrying amount and accumulated amortization of the company’s intangible assets other than goodwill, all as a result of the Potain and Grove acquisitions, were as follows as of December 31, 2003 and 2002.

	December 31, 2003			December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value

Trademarks and tradenames	$79,000	$—	$79,000	$79,000	$—	$79,000
Patents	24,600	(3,383)	21,217	24,600	(1,376)	23,224
Engineering drawings	8,800	(1,537)	7,263	8,800	(625)	8,175
Distribution network	16,900	—	16,900	16,900	—	16,900
	$129,300	$(4,920)	$124,380	$129,300	$(2,001)	$127,299

Amortization expense recorded for the other intangible assets for the years ended December 31, 2003, 2002 and 2001 was $2.9 million, $2.0 million and $0.0 million, respectively.  Estimated amortization expense for the five years beginning in 2004 is estimated to be approximately $2.9 million per year.

8.              Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at December 31 are summarized as follows:

	2003	2002
Trade accounts payable	$219,332	$184,786
Employee related expenses	53,991	38,322
Income taxes payable	5,843	—
Profit sharing and incentives	11,459	10,515
Customer progress payments	14,664	2,220
Restructuring reserve	27,216	13,075
Unremitted cash liability	16,648	11,554
Miscellaneous accrued expenses	105,241	89,843
	$454,394	$350,315

9. Debt

Debt at December 31 is summarized as follows:

	2003	2002
Senior credit facility:
Term loan A	$—	$101,713
Term loan B	17,710	172,375
Revolving credit facility	—	2,000
Senior subordinated notes due 2011 (175 million Euro)	217,682	183,523
Senior subordinated notes due 2012	175,000	175,000
Senior notes due 2013	150,000	—
Industrial revenue bond	2,900	3,150
Fair value of interest rate swaps	(752)	2,493
Other	29,760	25,925
Total debt	592,300	666,179
Less current portion	(25,216)	(42,632)
Long-term debt	$567,084	$623,547

In May 2001, the company entered into a $475 million Senior Credit Facility (Senior Credit Facility) maturing in May 2007.  The Senior Credit Facility is comprised of a $175 million Term Loan A, a $175 million Term Loan B and a $125 million Revolving Credit Facility.  As a result of scheduled payments and prepayments made since 2001, the company has no amounts outstanding under its Term Loan A and Term Loan B requires quarterly principal payments of $0.1 million from December 2004 through March 2006 and $3.5 million from June 2006 through May 2007.  Substantially all domestic, tangible and intangible assets of the company and its subsidiaries are pledged as collateral under the Senior Credit Facility.

Borrowings under the Senior Credit Facility bear interest at a rate equal to the sum of a base rate or a Eurodollar rate plus an applicable margin, which is based on the company’s consolidated total leverage ratio, as defined by the Senior Credit Facility.  The weighted-average interest rate for the Term Loan B facility was 4.33% at December 31, 2003.  The annual commitment fee in effect on the unused portion of the company’s Revolving Credit Facility was 0.5% at December 31, 2003.  The company had $96.4 million of unused availability under the terms of its Revolving Credit Facility at December 31, 2003 due to the impact on this borrowing availability of $28.6 million of outstanding letters of credit.

To help finance the Potain acquisition in May 2001, the company issued 175 million Euro (approximately $217.7 million at December 31, 2003 exchange rates) of 10 3/8% Senior Subordinated Notes due May 2011 (Senior Subordinated Notes due 2011).  The Senior Subordinated Notes due 2011 are unsecured obligations of the company ranking subordinate in right of payment to all senior debt of the company, rank equal to the company’s Senior Subordinated Notes due 2012 (see below), and are fully and unconditionally, jointly and severally guaranteed by substantially all of the company’s domestic subsidiaries (see Note 20, “Subsidiary Guarantors of Senior Subordinated Notes due 2011”).  Interest on the Senior Subordinated Notes due 2011 is payable semiannually in May and November of each year.  The Senior Subordinated Notes due 2011 can be redeemed in whole or in part by the company for a premium after May 15, 2006.  The following is the premium paid by the company, expressed as a percentage of the principal amount, if it redeems the Senior Subordinated Notes due 2011 during the 12-month period commencing on May 15 of the year set forth below:

Year	Percentage
2006	105.188%
2007	103.458%
2008	101.729%
2009 and thereafter	100.000%

In addition, the company may redeem for a premium (110.375% of the face amount of the notes, plus interest) at any time prior to May 15, 2004, up to 35% of the face amount of the Senior Subordinated Notes due 2011 with the proceeds from one or more public equity offerings.

As part of the Grove acquisition in August 2002, the company issued $175 million of 10 ½% Senior Subordinated Notes due August 2012 (Senior Subordinated Notes due 2012).  The Senior Subordinated Notes due 2012 are unsecured obligations of the company ranking subordinate in right of payment to all senior debt of the company, rank equal to the company’s Senior Subordinated Notes due 2011 and are fully and unconditionally, jointly and severally guaranteed by substantially all of the company’s domestic subsidiaries (see Note 21, “Subsidiary Guarantors of Senior Subordinated Notes due 2012 and Senior Notes due 2013”).  Interest on the Senior Subordinated Notes due 2012 is payable semiannually in February and August each year, commencing February 1, 2003.  The Senior Subordinated Notes due 2012 can be redeemed by the company in whole or in part for a premium on or after August 1, 2007.  The following is the premium paid by the company, expressed as a percentage of the principal amount, if it redeems the Senior Subordinated Notes due 2012 during the 12-month period commencing on August 1 of the year set forth below:

Year	Percentage
2007	105.250%
2008	103.500%
2009	101.750%
2010 and thereafter	100.000%

In addition, the company may redeem for a premium (110.5% of the face amount of the notes, plus interest), at any time prior to August 1, 2005, up to 35% of the face amount of the Senior Subordinated Notes due 2012 with the proceeds from one or more public equity offerings.

On November 6, 2003, the company completed the sale of $150.0 million of 7 1/8% Senior Notes due 2013 (Senior Notes due 2013).  The Senior Notes due 2013 are unsecured senior obligations ranking prior to the company’s Senior Subordinated Notes due 2011 and Senior Subordinated Notes due 2012.  The company’s collateralized senior indebtedness, including indebtedness under its Senior Credit Facility, ranks equally with the Senior Notes due 2013 except that the Senior Credit Facility is collateralized by substantially all domestic tangible and intangible assets of the company and its subsidiaries.  The Senior Notes due 2013 are fully and unconditionally jointly and severally guaranteed by substantially all of the company’s domestic subsidiaries (see Note 21, “Subsidiary Guarantors of Senior Subordinated Notes due 2012 and Senior Notes due 2013”).  Interest on the Senior Notes due 2013 is payable semiannually in May and November each year, commencing May 1, 2004.  The Senior Notes due 2013 can be redeemed by the company in whole or in part for a premium on or after November 1, 2008.  The following is the premium paid by the company, expressed as a percentage of the principal amount, if it redeems the Senior Notes due 2013 during the 12-month period commencing on November 1 of the year set forth below:

Year	Percentage
2008	103.563%
2009	102.375%
2010	101.188%
2011 and thereafter	100.000%

In addition, the company may redeem for a premium (107.125% of the face amount of the notes, plus interest) at any time prior to November 1, 2006 up to 35% of the face amount of the Senior Notes due 2013 with the proceeds of one or more equity offerings.  The company used the net proceeds from the sale of the Senior Notes due 2013 for the prepayment of its Term Loan A and partial prepayment of the Term Loan B under its Senior Credit Facility.

During the fourth quarter of 2003, the company recorded a loss of $7.3 million ($4.7 million net of income taxes) related to the prepayment of the Term Loan A and partial prepayment of the Term Loan B facilities.  The loss related to the write-off of unamortized financing fees and unwinding of the company’s floating-to-fixed interest rate swap.  The loss was recorded as a component of earnings from continuing operations in the Consolidated Statement of Earnings.

In May 2001, the company incurred a loss of $5.5 million ($3.3 million net of income taxes) related to a prepayment penalty and the write-off of unamortized financing fees from its previous credit facility.  In prior years the loss was reported net of tax as an extraordinary loss in the Consolidated Statement of Earnings.  On January 1, 2003, the company adopted SFAS No. 145, “Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13 and Technical

Corrections as of April 2002,” which addresses the accounting and disclosure related to early extinguishment of debt transactions as well as several other technical corrections.  The adoption of SFAS No. 145 resulted in the company reclassifying its 2001 loss on early extinguishment of debt from an extraordinary item to a component of earnings from continuing operations in the Consolidated Statement of Earnings.

The Senior Credit Facility, Senior Notes due 2013 and Senior Subordinated Notes due 2011 and 2012 contain customary affirmative and negative covenants.  In general, the covenants contained in the Senior Credit Facility are more restrictive than those of the Senior Notes due 2013 and Senior Subordinated Notes due 2011 and 2012.  Among other restrictions, the Senior Credit Facility covenants had required us to meet specified financial tests, which included minimum levels of earnings before interest, taxes, depreciation, and amortization (EBITDA), and various debt to EBITDA ratios which became more restrictive over time.  These covenants also limited the company’s ability to redeem or repurchase its debt, incur additional debt, make acquisitions, merge with other entities, pay dividends or distributions, repurchase capital stock, lend money or make advances, create or become subject to liens, and make capital expenditures.  The Senior Credit Facility also contains cross-default provisions whereby certain defaults under any other debt agreements would result in default under the Senior Credit Facility.  At December 31, 2002, the company was not in compliance with certain of its financial covenants.  On February 4, 2003, the company received an amendment and waiver to its Credit Agreement dated May 9, 2001, which cured these violations.  In addition, this amendment provided future relief under certain financial covenants that became more restrictive over time.  At June 30, 2003 the company was not in compliance with certain of its financial covenants.  On July 23, 2003, the company received an amendment and waiver to its Senior Credit Agreement dated May 9, 2001, which cured these violations.  In addition, the amendment eliminates the minimum EBITDA covenants and provides future relief under certain financial covenants that became more restrictive over time.  The non-financial test covenants discussed above are still in-place under the amended Senior Credit Agreement.  The company was in compliance with all covenants as of December 31, 2003, and based upon our current plans and outlook, the company believes it will be able to comply with these covenants during the subsequent 12-month period.

The industrial revenue bond relates to the company’s obligation on a property located in Indiana.  The remaining obligation of $2.9 million is due in 2004.  The bond had an interest rate of 1.1% at December 31, 2003.

As of December 31, 2003, the company also had outstanding $29.8 million of other indebtedness with a weighted-average interest rate of 5.96%.  This debt includes $6.7 million of outstanding bank debt in China, $8.4 million of bank overdrafts in Europe, $14.5 million of capital lease obligations in Europe, and $0.2 million of other miscellaneous debt.

The company periodically enters into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt.  These interest rate swap agreements are designed as cash flow hedges in accordance with SFAS No. 133 and are recorded in the Consolidated Balance Sheet at fair value with changes in fair value recorded as a component of accumulated OCI.  As of December 31, 2003, the company had outstanding one floating-to-fixed interest rate swap agreement with a financial institution, having a notional principal amount of $17.3 million.  This swap fixes interest paid by the company for debt equaling the notional value of the swap at 3.56% and matures in August 2005.  The fair value of this arrangement, which represents the cost to settle this contract, approximated a loss of $0.5 million  ($0.4 million net of income taxes) at December 31, 2003.

In addition, as of December 31, 2003, the company had five fixed-to-floating rate swap contracts which effectively converted $232.4 million of its fixed rate Senior and Senior Subordinated Notes to variable rate debt.  These contracts are considered to be a hedge against changes in the fair value of the fixed rate debt obligation.  Accordingly, the interest rate swap contracts are reflected at fair value in the company’s Consolidated Balance Sheet as an asset of $0.1 million and a liability of $0.9 million as of December 31, 2003.  Debt is reflected at an amount equal to the sum of its carrying value plus an adjustment representing the change in fair value of the debt obligation attributable to the interest rate risk being hedged.  Changes during any accounting period in the fair value of the interest rate swap contract, as well as offsetting changes in the adjusted carrying value of the related portion of fixed-rate debt being hedged, are recognized as an adjustment to interest expense in the Consolidated Statement of Earnings.  The change in fair value of the swaps exactly offsets the change in fair value of the hedged fixed-rate debt; therefore, there was no net impact on earnings for the years ended December 31, 2003 and 2002.  The fair value of these contracts, which represents the cost to settle these contracts, approximated a loss of $0.9 million at December 31, 2003.

The aggregate scheduled maturities of outstanding debt obligations in subsequent years are as follows:

2004	$25,216
2005	1,801
2006	12,161
2007	8,575
2008	1,432
Thereafter	543,115
$592,300

The company participates in an accounts receivable factoring arrangement with a bank.  The company factored $220.1 million and $205.8 million in accounts receivable to the bank under this arrangement during 2003 and 2002, respectively.  According to the Senior Credit Facility, the maximum amount of accounts receivable that can be outstanding at any one time under this arrangement, net of amounts collected from customers, is $45.0 million.  The company’s contingent factoring liability, net of cash collected from customers, was $22.4 million and $19.5 million at December 31, 2003 and 2002, respectively.  The cash flow impact of this arrangement is reported as cash flows from operations in the Consolidated Statement of Cash Flows.  Under this arrangement, the company is required to purchase from the bank the first $0.5 million and amounts greater than $1.0 million of the aggregate uncollected receivables during a 12-month period.

10.  Income Taxes

Income tax expense for continuing operations before discontinued operations and cumulative effect of accounting change is summarized below:

	2003	2002	2001
Earnings from continuing operations before income taxes:
Domestic	$795	$40,686	$55,675
Foreign	21,200	24,393	16,594
Total	$21,995	$65,079	$72,269

The provision for taxes on earnings from continuing operations for the years ended December 31, 2003, 2002 and 2001 as follows:

	2003	2002	2001
Current:
Federal	$(11,089)	$8,439	$13,842
State	380	4,383	3,948
Foreign	8,434	(1,906)	2,573
Total current	(2,275)	10,916	20,363
Deferred:
Federal and state	10,810	7,034	5,519
Foreign	(4,576)	5,479	1,993
Total deferred	6,234	12,513	7,512
Provision for taxes on earnings	$3,959	$23,429	$27,875

The federal statutory income tax rate is reconciled to the company’s effective income tax rate for continuing operations for the years ended December 31, 2003, 2002 and 2001 as follows:

	2003	2002	2001
Federal income tax at statutory rate	35.0%	35.0%	35.0%
State income tax (benefit)	(5.0)	0.8	2.1
Non-deductible book intangible asset amortization	(0.1)	—	4.2
Tax exempt export or FSC income	(1.8)	(0.9)	(0.9)
Taxes on foreign income which differ from the U.S. statutory rate	(9.9)	0.7	(0.2)
Accrual adjustment	0.2	0.2	(2.1)
Other items	(0.4)	0.2	0.6
Provision for taxes on earnings	18.0%	36.0%	38.7%

In 2003, the effective tax rate from continuing operations differs from the statutory rate primarily due to the impact of certain global tax planning initiatives and fixed permanent book-tax differences on significantly lower pre-tax income.  This significantly affected the effective rate on both the state income tax benefit and provision for tax on foreign income.

The deferred income tax accounts reflect the impact of temporary differences between the basis of assets and liabilities for financial reporting purposes and their related basis as measured by income tax regulations.  A summary of the deferred income tax accounts at December 31 is as follows:

	2003	2002
Current deferred assets:
Inventories	$7,099	$13,576
Accounts receivable	11,257	15,169
Product warranty reserves	11,725	11,283
Product liability reserves	5,486	14,622
Other employee-related benefits and allowances	7,972	10,876
Net operating losses carryforwards, current portion	7,128	6,778
Refundable foreign taxes	2,069	2,972
Deferred revenue, current portion	8,576	3,601
Other employee-related benefits and allowances	10,469	17,864
Future income tax benefits, current	$71,781	$96,741

Non-current deferred assets (liabilities)
Property, plant and equipment	$(40,634)	$(53,052)
Intangible assets	(1,210)	7,144
Postretirement benefits other than pensions	31,933	41,346
Deferred employee benefits	5,366	4,686
Severance benefits	5,380	1,549
Product warranty reserves	3,284	2,096
Net operating loss carryforwards	24,429	9,662
Deferred revenue	6,937	5,594
Other	564	2,681
Total non-current deferred asset	36,049	21,706
Less valuation allowance	(1,558)	(2,044)
Net future tax benefits, non-current	$34,491	$19,662

The company’s policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign taxes are creditable in the United States.  Accordingly, the company does not currently provide for additional United States and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries.  Undistributed earnings from continuing operations on which additional income taxes have not been provided amounted to approximately $33.3 million at December 31, 2003.  If all such undistributed earnings were remitted, an additional provision for income taxes of approximately $11.7 million would have been necessary as of December 31, 2003.

As of December 31, 2003, the company had approximately $154.1 million of state net operating loss carryforwards, which are available to reduce future state tax liabilities.  These state net operating loss carryforwards expire beginning 2007 through 2023.  The company previously acquired federal net operating losses of $19.4 million available to reduce federal taxable income.  The federal net operating loss carryforward expires 2016.  The company also has approximately $21.1 million of foreign net operating loss carryforwards, which are available to reduce income in certain foreign jurisdictions.  These foreign loss carryforwards generally have no expiration under current foreign local law.  The valuation allowance represents a reserve for acquired foreign operating loss carryforwards for which realization is not “more likely than not.”  The decrease in the valuation allowance represents the effect of utilization of a portion of the foreign operating loss carryforward by current year profits.  If these acquired foreign operating loss carryforwards are ultimately realized, the valuation allowance will be reversed and the benefit will reduce goodwill associated with the acquisition.  During 2003, the company reversed the valuation allowance on approximately $1.0 million of acquired foreign operating loss carryforwards and reduced goodwill accordingly.

11.  Earnings Per Share

The following is a reconciliation of the weighted average shares outstanding used to compute basic and diluted earnings per share.

	2003	2002	2001
Basic weighted average common shares outstanding	26,575,450	25,192,562	24,269,807
Effect of dilutive securities - stock options and restricted stock	127,402	589,239	278,656
Diluted weighted average common shares outstanding	26,702,852	25,781,801	24,548,463

For the years ended December 31, 2003, 2002 and 2001, 2,019,764, 1,600,279 and 995,199, respectively, common shares issuable upon the exercise of stock options were anti-dilutive and were excluded from the calculation of diluted earning (loss) per share.

12.  Stockholders’ Equity

Authorized capitalization consists of 75 million shares of $0.01 par value common stock and 3.5 million shares of $0.01 par value preferred stock.  None of the preferred shares have been issued.  Pursuant to a Rights Agreement dated August 5, 1996, each common share carries with it four-ninths of a Right to purchase additional stock.  The Rights are not currently exercisable and cannot be separated from the shares unless certain specified events occur, including the acquisition of 20% or more of the company’s common stock.  In the event a person or group actually acquires 20% or more of the common stock, or if the company is merged with an acquiring person, subject to approval by the board of directors, each full Right permits the holder to purchase one share of common stock for $100.  The Rights expire on September 18, 2006, and may be redeemed by the company for $0.01 per Right (in cash or stock) under certain circumstances.

The amount and timing of the annual dividend is determined by the board of directors at its regular Fall meeting each year.  In December 2003 and 2002, the company paid a cash dividend to shareholders of $0.28 per share of common stock.  In March 2001 and December 2001, the company paid cash dividends to shareholders of $0.075 and $0.225, respectively, per share of common stock.

Currently, the company has authorization to purchase up to 2.5 million shares of common stock at management’s discretion.  As of December 31, 2003, the company had purchased approximately 1.9 million shares at a cost of $49.8 million pursuant to this authorization.  The company did not purchase any shares of its common stock during 2003 or 2002.

As discussed in Note 3, “Acquisitions,” the company issued approximately 2.2 million shares of the company’s common stock with an average market price of $32.34 per share in connection with the Grove Acquisition.  The common stock was issued from treasury stock with a per share historical cost value of $10.21.  The difference between the average market price of $32.34 per share and the treasury stock value of $10.21 per share was reflected in additional paid-in capital.  In addition, each outstanding option to purchase Grove shares was converted into an immediately exercisable option to purchase shares of the company’s common stock.  The number of shares of the company’s stock into which a Grove option was converted and the exercise price of those options was calculated based on the average closing price of the company’s common stock for the ten consecutive trading days ending on and including the second day prior to the closing of the transaction as defined in the merger agreement.  As a result of the conversion, the number of company shares underlying the Grove options approximated 0.1 million with an exercise price of $18.30 per share to certain Grove employees.

13.  Stock Options

Historically the company maintained two stock plans, The Manitowoc Company, Inc. 1995 Stock Plan, and The Manitowoc Company, Inc. Non-Employee Director 1999 Stock Plan, for the granting of stock options as an incentive to certain employees and to non-employee members of the board of directors.  Under these plans, stock options to acquire up to 2.5 million (employee) and 0.187 million (non-employee directors) shares of common stock, in the aggregate, may be granted under the time-vesting formula at an exercise price equal to the market price of the common stock at the date of grant.  For the 1995 Stock Plan, the options become exercisable in equal 25% increments beginning on the second anniversary of the grant date over a four-year period and expire ten years subsequent to the grant date.  For the 1999 Stock Plan, the options become exercisable in equal 25% increments beginning on the first anniversary of the grant date over a four-year period and expire ten years subsequent to the grant date.

In addition, with the acquisition of Grove, the company inherited the Grove Investors, Inc. 2001 Stock Incentive Plan.  As discussed above, the company converted the outstanding Grove stock options under the Grove Investors, Inc. 2001 Stock Incentive plan to Manitowoc stock options at the date of acquisition.  No future stock options may be granted under this plan.  Under this plan, after the conversion of Grove stock options to Manitowoc stock options, stock options to acquire 0.1 million shares of common stock were outstanding.  These options are fully vested and expire on September 25, 2011.

During the annual shareholder meeting held on May 6, 2003, the shareholders of the company’s common stock approved the adoption of The Manitowoc Company, Inc. 2003 Incentive Stock and Awards Plan (2003 Stock Plan).  The 2003 Stock Plan provides for both short-term and long-term incentive awards.  Stock-based awards may take the form of stock options, stock appreciation rights, restricted stock, or performance share awards.  The total number of shares of the company’s common stock available for awards under the 2003 Stock Plan will be 3.0 million shares subject to adjustments for stock splits, stock dividends and certain other transactions or events.  There were no awards granted under the 2003 Stock Plan as of December 31, 2003.

Stock option transactions under these plans for the years ended December 31, 2003, 2002 and 2001 are summarized as follows:

	Shares 2003	Weighted Average Exercise Price 2003	Shares 2002	Weighted Average Exercise Price 2002	Shares 2001	Weighted Average Exercise Price 2001
Options outstanding, beginning of year	2,189,518	$25.04	1,273,855	$22.19	1,311,379	$21.79
Options granted	185,900	19.20	965,565	28.45	95,250	28.46
Options exchanged in Grove acquisition	—	—	113,921	18.30	—	—
Options exercised	(16,656)	25.90	(114,548)	20.02	(21,799)	13.50
Options forfeited and/or expired	(211,596)	25.60	(49,275)	29.59	(110,975)	24.50
Options outstanding, end of year	2,147,166	$24.25	2,189,518	$25.04	1,273,855	$22.19
Options exercisable, end of year	683,618	$22.47	484,965	$22.76	203,939	$22.11

The outstanding stock options at December 31, 2003, have a range of exercise prices of $9.93 to $40.39 per option.  The following table shows the options outstanding and exercisable by range of exercise prices at December 31, 2003:

Range of Exercise Prices	Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Exercisable	Weighted Average Exercise Price
$ 9.93 - $12.12	11,329	0.6	$9.93	11,329	$9.93
$ 16.16 - $20.20	827,690	7.0	19.26	388,190	19.20
$ 20.20 - $24.23	25,000	8.8	24.08	—	—
$ 24.23 - $28.27	890,954	7.8	25.30	169,599	25.45
$ 28.27 - $32.31	152,938	5.1	29.84	107,000	30.17
$ 32.31 - $36.35	237,255	8.1	34.72	7,500	33.72
$ 36.35 - $40.39	2,000	8.4	38.94	—	—
	2,147,166	7.3	$24.25	683,618	$22.47

The weighted-average fair value at date of grant for options granted during 2003, 2002 and 2001 was $16.12, $14.16 and $11.65 per option, respectively.  The fair value of options at date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2003	2002	2001
Expected life (years)	7	7	7
Risk-free interest rate	3.3%	3.5%	5.2%
Expected volatility	35.0%	34.3%	33.6%
Expected dividend yield	1.1%	1.1%	1.1%

During February 2002, the company issued a total of 24 thousand shares of restricted stock with a fair market value of $33.99 at the date of grant to certain employees.  The restricted shares are actual shares of company stock that cannot be sold or otherwise transferred during a specified vesting period from the date of issuance.  The restrictions on transfer lapse evenly over a three-year period, provided the employee continues in active service at the company during this period.  As the restrictions lapse, the employee will own the shares outright without any investment, except the payment of applicable federal, state and local withholding taxes.  At the date of grant the company recorded $0.8 million of unearned compensation in stockholders’ equity.  This amount is being recognized as compensation expense over the three year vesting period.  During 2003 and 2002, the company recognized $0.3 million and $0.2 million, respectively, of compensation expense related to the restricted stock awards.

14.  Contingencies and Significant Estimates

The company has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) in connection with the Lemberger Landfill Superfund Site near Manitowoc, Wisconsin.  Approximately 150 potentially responsible parties have been identified as having shipped hazardous materials to this site.  Eleven of those, including the company, have formed the Lemberger Site Remediation Group and have successfully negotiated with the United States Environmental Protection Agency and the Wisconsin Department of Natural Resources to fund the cleanup and settle their potential liability at this site.  Recent estimates indicate that the total costs to clean up this site are approximately $30 million.  However, the ultimate allocations of cost for this site are not yet final.  Although liability is joint and several, the company’s share of the liability is estimated to be 11% of the total cost.  Prior to December 31, 1996, the company accrued $3.3 million in connection with this matter.  The amounts the company has spent each year through December 31, 2003 to comply with its portion of the cleanup costs have not been material.  Remediation work at the site has been substantially completed, with only long-term pumping and treating of groundwater and site maintenance remaining.  The company’s remaining estimated liability for this matter, included in other current liabilities in the Consolidated Balance Sheet at December 31, 2003, is $0.6 million.  Based on the size of the company’s current allocation of liability at this site, the existence of other viable potential responsible parties and current reserve, the company does not believe that any liability imposed in connection with this site will have a material adverse effect on its financial conditions results of operations, or cash flows.

At certain of the company’s other facilities, the company has identified potential contaminants in soil and groundwater.  The ultimate cost of any remediation required will depend upon the results of future investigation.  Based upon available information, we do not expect that the ultimate costs will be expected to be material to the company.

The company believes that it has obtained and is in substantial compliance with those material environmental permits and approvals necessary to conduct its various businesses.  Based on the facts presently known, the company does not expect environmental compliance costs to have a material adverse effect on its financial condition, results of operations or cash flows.

As of December 31, 2003, various product-related lawsuits were pending.  To the extent permitted under applicable law, all of these are insured with self-insurance retention levels.  The company’s self-insured retention levels vary by business unit, and have fluctuated over the last five years.  The range of the company’s self-insured retention levels is $0.1 million to $3.0 million per occurrence.  The high-end of the company’s self-insurance retention level is a legacy product liability insurance program inherited in the Grove acquisition in 2002 for cranes manufactured in the United States for occurrences from 2000 through October 2002.  As of December 31, 2003, the largest self-insured retention level currently maintained by the company is $2.0 million per occurrence and applies to product liability for cranes manufactured in the United States.

Product liability reserves in the Consolidated Balance Sheet at December 31, 2003, were $31.8 million; $9.6 million reserved specifically for cases and $22.2 million for claims incurred but not reported which were estimated using actuarial methods.  Based on the company’s experience in defending product liability claims, management believes the current reserves are adequate for estimated case resolutions on aggregate self-insured claims and insured claims.  Any recoveries from insurance carriers are dependent upon the legal sufficiency of claims and solvency of insurance carriers.

At December 31, 2003, and 2002, the company had reserved $41.7 million and $38.5 million, respectively, for warranty claims included in Product Warranties and Other Non-Current Liabilities in the Consolidated Balance Sheets.  Certain of these warranties and other related claims involve matters in dispute that ultimately are resolved by negotiations, arbitration or litigation.

It is reasonably possible that the estimates for environmental remediation, product liability and warranty costs may change in the near future based upon new information that may arise or matters that are beyond the scope of the company’s historical experience.  Presently, there are no reliable methods to estimate the amount of any such potential changes.

We are involved in numerous lawsuits involving asbestos-related claims in which the company is one of numerous defendants.  After taking into consideration legal counsel’s evaluation of such actions, the current political environment with respect to asbestos related claims, and the liabilities accrued with respect to such matters, in the opinion of management, ultimate resolution is not expected to have a material adverse effect on the financial conditions, results of operations and cash flows of the company.

The company is also involved in various other legal actions arising in the normal course of business, which, taking into account the liabilities accrued and legal counsel’s evaluation of such actions, in the opinion of management, ultimate resolution is not expected to have a material adverse effect on its financial conditions, results of operations and cash flows.

At December 31, 2003, the company is contingently liable under open standby letters of credit issued by the company’s bank in favor of third parties totaling $28.6 million primarily related to business in the Marine segment.

15.  Guarantees

As of December 31, 2003, the company offers certain buyback commitments and guaranteed residual values on cranes and indemnifications under its accounts receivable factoring arrangements.  Effective January 1, 2003, the company adopted the initial recognition and measurement provisions of FASB Interpretation (FIN) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.”  Therefore, for all indemnifications or guarantees meeting the FIN No. 45 requirements of an obligation and issued by the company beginning January 1, 2003, the company is required to recognize a liability for the fair value of such obligations.  The adoption of the initial recognition and measurement provisions of FIN No. 45 did not have a material impact on the company’s financial statements.

The company periodically enters into transactions with customers that provide for residual value guarantees and buyback commitments.  These transactions are recorded as operating leases.  Net proceeds received in connection with the initial transactions have been recorded as deferred revenue and are being amortized to income on a straight-line basis over a period equal to that of the customer’s third party financing agreement.  The deferred revenue included in other current and non-current liabilities at December 31, 2003 and 2002 was $75.2 million and $42.3 million, respectively.

If all buyback commitments and significant residual value guarantees outstanding were satisfied at December 31, 2003, the total cash cost to the company would be $33.1 million.  These buyback commitments expire at various time through 2009.

On May 28, 1999, the company entered into an accounts receivable factoring arrangement with a bank.  Under this arrangement, the company is required to purchase from the bank the first $0.5 million and amounts greater than $1.0 million of the aggregate uncollected receivables during a twelve-month period.  The company’s contingent factoring liability, net of cash collected from customers, was $22.4 million and $19.5 million at December 31, 2003 and 2002, respectively.

In the normal course of business, the company provides its customers a warranty covering workmanship, and in some cases materials, on products manufactured by the company.  Such warranty generally provides that products will be free from defects for periods ranging from 12 months to 60 months.  If a product fails to comply with the company’s warranty, the company may be obligated, at its expense, to correct any defect by repairing or replacing such defective products.  The company provides for an estimate of costs that may be incurred under its warranty at the time product revenue is recognized.  These costs primarily include labor and materials, as necessary, associated with repair or replacement.  The primary factors that affect the company’s warranty liability include the number of units shipped and historical and anticipated warranty claims.  As these factors are impacted by actual experience and future expectations, the company assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary.  Below is a table summarizing the warranty activity for the year ended December 31, 2003:

Balance at December 31, 2002	$38,514
Accruals for warranties issued during 2003	22,901
Settlements made (in cash or in kind) during 2003	(23,759)
Grove purchase accounting adjustment	1,509
Currency translation	2,605
Balance at December 31, 2003	$41,770

16.  Plant Consolidation and Restructuring

During the first quarter of 2002, the company recorded a pre-tax restructuring charge of $3.9 million in connection with the consolidation of its Multiplex operations into other of its Foodservice operations.  These actions were taken in an effort to streamline the company’s cost structure and utilize available capacity.  The charge included $2.8 million to write-down the building and land, which were available for sale, to estimated fair market value less cost to sell, $0.7 million related to the write-down of certain equipment, and $0.4 million related to severance and other employee related costs.  The entire charge was paid or utilized by December 31, 2002.  During the fourth quarter of 2003, the company recorded an additional charge related to the Multiplex building and land of $0.3 million.  This charge is recorded in restructuring costs of the Consolidated Statement of Earnings for the year ended December 31,

2003. During the first quarter of 2004, the company completed the sale of the Multiplex building and land.  The company received proceeds of $2.7 million from the sale.

During the second quarter of 2002, the company finalized the purchase accounting for the Potain acquisition, which included recording an $8.1 million liability associated with certain restructuring and integration activities.  To achieve reductions in operating costs and to integrate the operations of Potain, the company recorded an $8.1 million liability related primarily to employee severance benefits and workforce reductions.  Approximately 135 hourly and salaried positions were eliminated.  To date the company has utilized approximately $4.0 million of this liability.  The remainder of this reserve will be utilized through 2006.

During the fourth quarter of 2002, the company completed certain integration activities related to the Grove acquisition and other restructuring activities in the Crane segment.  The total amount recognized by the company for these integration and restructuring activities was $12.1 million.  Of this amount $4.4 million was recorded in the opening balance sheet of Grove and $7.7 million was recorded as a charge to earnings during the fourth quarter of 2002.  These actions were taken in an effort to achieve reductions in operating costs, integrate and consolidate certain operations and functions within the segment and to utilize available capacity.

The $4.4 million recorded in Grove’s opening balance sheet related to severance and other employee related costs for headcount reductions at various Grove facilities.  The $7.7 million charge included $4.0 million related to severance and other employee related costs for headcount reductions at various Manitowoc and Potain facilities, $2.7 million related to the write-down of certain property, plant and equipment, and $1.0 million related to lease termination costs.  In total approximately 600 hourly and salaried positions were eliminated and four facilities were consolidated into other Crane operations.  To date, the company has utilized approximately $8.7 million of the total $12.1 million reserve which includes $2.7 million non-cash write-down of property, plant and equipment, and $6.0 million of cash paid to employees for severance.

During the second quarter of 2003, the company completed certain additional integration activities related to the Grove acquisition and other restructuring activities in the Crane segment.  The integration and restructuring charges recorded during the second quarter of 2003 include the following: $12.4 million for consolidation of the National Crane facility located in Nebraska to the Grove facility located in Pennsylvania; $4.2 million to write-down certain facilities to estimated book value less cost to sell as a result of consolidation of certain Crane segment operations; and  $0.9 million related to severance and other employee related costs for headcount reductions at the Grove facilities in Europe.  Both the $12.4 million charge for the consolidation of National Crane and the $0.9 million charge for severance and other employee related costs were recorded in the opening balance sheet of Grove.  The $4.2 million charge for the write-down of the facilities was recorded as a charge to earnings during the second quarter of 2003.  All of these actions were taken in an effort to achieve further reductions in operating costs, to integrate and consolidate certain operations and functions within the segment and to utilize available capacity.

The actions to consolidate the National Crane facility with the Grove facility were taken in an effort to streamline the company’s cost structure and utilize available capacity at the Grove facility.  The charge included $3.7 million related to severance and other employee related costs for workforce reductions.  Approximately 290 hourly and salaried positions were eliminated with the consolidation.  The charge also included $6.8 million to write-down the National Crane building and land to estimated fair market value less cost to sell, to prepare the facility for sale and to write-down certain machinery and equipment which will not be relocated to the Grove facility.  In addition, the company recorded reserves of $1.2 million to write-off inventory which was acquired in the Grove acquisition and will not be relocated and $0.7 million for other consolidation costs.  Of the $12.4 million recorded for the consolidation of the National Crane facility, approximately $6.2 million are non-cash-related charges.  Of the $6.2 million cash related charges, $1.6 million has been utilized as of December 31, 2003.  The cash payments are expected to be completed by the first quarter of 2004.  In addition to the $12.4 million recorded in the opening balance sheet, the company recorded a charge of $2.4 million to earnings during the year ended December 31, 2003 for consolidation costs which were expensed as incurred.  This amount is recorded in Restructuring Costs in the Consolidated Statement of Earnings.

The $4.2 million pre-tax charge was recorded by the company to write-down certain facilities to estimated fair value less cost to sell primarily as a result of the consolidation of certain Crane segment operations.  The entire $4.2 million charge is a non-cash charge.

During the second quarter of 2003, the company completed negotiations with the Works Council in Europe and recorded a $0.9 million reserve in the Grove opening balance sheet for costs related to work force reductions in its Grove facilities in Europe.  Approximately 10 salaried positions were eliminated as a result of the work force reduction.  All of this reserve has been utilized as of December 31, 2003.

On January 1, 2003, the company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”  SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities.  SFAS No. 146 requires that a liability for certain costs associated with an exit or disposal activity be recognized when the liability is incurred.  During the year ended December 31, 2003, the company incurred approximately $3.1 million of restructuring costs related to the consolidation of its European crane facilities.  These charges have been included in Restructuring Costs in the Consolidated Statement of Earnings for the year ended December 31, 2003.

17. Employee Benefit Plans

Savings and Investment Plans The company sponsors a defined contribution savings plan that allows substantially all domestic employees to contribute a portion of their pre-tax and/or after-tax income in accordance with plan-specific guidelines.  The plan requires the company to match 100% of the participants’ contributions up to 3% and match an additional 50% of the participants’ contributions between 3% to a maximum of 6% of the participants’ compensation.  The company also provides retirement benefits through noncontributory deferred profit sharing plans covering substantially all employees.  Company contributions to the plans are based upon formulas contained in the plans.  Total costs incurred under these plans were $7.6 million, $5.6 million and $10.6 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Pension, Postretirement Health and Other Benefit Plans Prior to the acquisition of Marinette Marine, the company did not have any defined benefit pension plans, rather the company provided retirement benefits through noncontributory deferred profit sharing plans.  As a result of the acquisitions of Marinette Marine in 2000, Potain in 2001 and Grove in 2002, the company has assumed several pension plans and has assumed two additional postretirement health plans.  With the acquisition of Marinette Marine in 2000, the company assumed one pension plan and one postretirement plan.  The pension plan was frozen in 2001 and converted the participants to the deferred profit sharing program discussed above.  With the acquisition of Grove in 2002, the company assumed six pension plans and a postretirement plan.  During 2002, the company froze two of the Grove pension plans and converted the participants to the deferred profit sharing plan program described above.  The company also merged those two frozen Grove plans with the frozen Marinette Marine pension plan.  In addition, because of the consolidation of the National Crane facility to the Shady Grove facility in 2003, the company partially terminated the two National Crane pension plans.

As a result of the above, the company now provides certain pension, health care and death benefits for eligible retirees and their dependents.  The pension benefits are funded, while the health care and death benefits are not funded but are paid as incurred.  Eligibility for coverage is based on meeting certain years of service and retirement qualifications.  These benefits may be subject to deductibles, co-payment provisions, and other limitations.  The company has reserved the right to modify these benefits.

In the fourth quarter of 2003, the company eliminated certain future postretirement medical benefits for participating employees in the company’s postretirement medical plans.  This amendment resulted in a curtailment gain of $12.9 million being recorded by the company in the Consolidated Statement of Earnings.  See further discussion below.

The tables that follow contain the components of the periodic benefit costs for 2003, 2002 and 2001, respectively, the reconciliation of changes in the benefit obligations, the changes in plan assets and the funded status as of December 31, 2003 and 2002, the company’s asset allocation as of December 31, 2003 and 2002 for U.S. plans, the estimated 2004 contributions for U.S. plans, and the accumulated benefit obligation for all U.S. pension plans as of December 31, 2003.  Data presented in the reconciliation of the changes in benefit obligation, the changes in plan assets and the funded status of the plan titled “Acquisitions” relate to the Grove acquisition in August 2002.  Period benefit cost of assumed plans through acquisition is recognized in the Consolidated Statement of Earnings from the date of acquisition.

The components of period benefit costs for the years ended December 31, 2003, 2002 and 2001 are as follows:

	U.S. Pension Plans			Non-U.S. Pension Plans			Postretirement Health and Other
	2003	2002	2001	2003	2002	2001	2003	2002	2001
For the Years Ended December 31
Service cost- benefits earned during the year	$448	$1,026	$—	$1,274	$719	$324	$1,583	$1,037	$547
Interest cost of projected benefit obligation	6,259	3,259	787	3,356	1,581	218	5,303	3,226	1,667
Expected return on assets	(5,092)	(2,877)	(1,032)	(2,134)	(914)	(27)	—	—	—
Amortization of transition (asset) obligation	10	10	—	—	—	—	—	16	83
Amortization of prior service cost	2	2	—	—	—	—	—	—	—
Amortization of actuarial net (gain) loss	92	173	4	(39)	(49)	—	362	417	—
Net periodic benefit cost	$1,719	$1,593	$(241)	$2,457	$1,337	$515	$7,248	$4,696	$2,297
Weighted average assumptions:-
Discount rate	6.75%	7.75%	7.75%	5.75%	3.75%	N/A	6.75%	7.24%	7.25%
Expected return on plan assets	9.00%	9.00%	9.00%	5.50%	5.50%	N/A	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	3.00%	3.00%	N/A	N/A	N/A	N/A

The prior service costs are amortized on a straight-line basis over the average remaining service period of active participants.  Gains and losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets are amortized over the average remaining service period of active participants.

The following is a reconciliation of the changes in benefit obligation, the changes in plan assets, and the funded status as of December 31, 2003 and 2002, respectively.

	U.S. Pension Plans		Non-U.S. Pension Plans		Postretirement Health and Other
	2003	2002	2003	2002	2003	2002
Change in Benefit Obligation
Benefit obligation, beginning of year	$94,715	$10,909	$62,598	$7,427	$78,677	$29,893
Service cost	448	1,026	1,274	719	1,583	1,037
Interest cost	6,259	3,259	3,356	1,581	5,303	3,226
Acquisitions (divestitures)	—	83,429	—	49,288	(381)	44,689
Participant contributions	—	—	129	—	1,614	1,199
Actuarial (gain) loss	7,945	(1,545)	(158)	2,155	5,903	3,724
Currency translation adjustment	—	—	7,530	2,241	—	—
Curtailments	(2,080)	—	(279)	—	(29,780)	—
Settlements	—	—	(844)	—	—	—
Benefits paid	(3,956)	(2,363)	(1,128)	(813)	(7,083)	(5,091)
Benefit obligation, end of year	103,331	94,715	72,478	62,598	55,836	78,677
Change in Plan Assets
Fair value of plan assets, beginning of year	60,915	11,406	32,574	5,660	—	—
Actual return on plan assets	11,566	(962)	3,976	(241)	—	—
Acquisitions	—	51,508	—	25,742	—	—
Employer contributions	2,138	1,326	2,389	892	5,469	3,892
Participant contributions	—	—	129	—	1,614	1,199
Currency translation adjustment	—	—	4,309	1,334	—	—
Benefits paid	(3,956)	(2,363)	(1,128)	(813)	(7,083)	(5,091)
Settlements	—	—	(844)	—	—	—
Fair value of plan assets, end of year	70,663	60,915	41,405	32,574	—	—
Funded status	(32,668)	(33,800)	(31,073)	(30,024)	(55,836)	(78,677)
Unrecognized loss	7,706	4,659	441	1,490	1,553	12,900
Unrecognized prior service cost	6	—	—	—	—	—
Unrecognized transition obligation	39	1,727	—	—	—	—
Accrued benefit cost	$(24,917)	$(27,414)	$(30,632)	$(28,534)	$(54,283)	$(65,777)
Amounts recognized in the Consolidated Balance sheet at December 31
Prepaid benefit cost	$—	$3,217	$92	$—	$—	$—
Accounts payable and accrued expenses	(7,509)	—	—	—	—	—
Pension obligation	(26,410)	(37,517)	(30,829)	(28,534)	—	—
Postretirement health and other benefit obligations	—	—	—	—	(54,283)	(65,777)
Intangible asset, included in other non-current assets	45	56	—	—	—	—
Accumulated other comprehensive income	8,957	6,830	105	—	—	—
Net amount recognized	$(24,917)	$(27,414)	$(30,632)	$(28,534)	$(54,283)	$(65,777)
Weighted-Average Assumptions
Discount rate	6.25%	6.75%	5.25%	5.75%	6.25%	6.75%
Expected return on plan assets	8.50%	9.00%	5.25%	5.50%	N/A	N/A
Rate of compensation increase	N/A	4.00%	3.50%	3.00%	N/A	N/A

For measurement purposes, an 11.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003.  The rate was assumed to decrease gradually to 5.0% for 2010 and remain at that level thereafter.  Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.  A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on total service and interest cost components of net periodic postretirement health care benefit cost	$493	$(433)

Effect on the health care component of the accumulated postretirement benefit obligation	$5,982	$(5,295)

It is reasonably possible that the estimate for future retirement and health costs may change in the near future due to changes in the health care environment or changes in interest rates that may arise.  Presently, there is no reliable means to estimate the amount of any such potential changes.

During 2003 there were curtailments of the National Crane Non-bargaining Pension Plan due to the closing of the facility (this curtailment gain was recorded in purchase accounting; therefore, there is no impact on the Consolidated Statement of Earnings).  In addition there were curtailments of the Grove and Manitowoc postretirement health plan due to the elimination of post-65 medical coverage for future retirees.  Below is a summary of the curtailment gains for both plans all of which were recorded in 2003.

National Crane Pension Plan

	Before Curtailment	Effect of Curtailment	After Curtailment
Projected benefit obligation	$(8,881)	$(2,080)	$(6,801)
Plan assets at fair value	5,380	—	5,380
Funded status	(3,501)	(2,080)	(1,421)
Unamortized (gain) loss	(1,251)	—	(1,251)
	$(4,752)	$(2,080)	$(2,672)

Postretirement Health

	Before Curtailment	Effect of Curtailment	After Curtailment
Accumulated postretirement benefit obligation	$(83,646)	$29,780	$(53,866)
Plan assets at fair value	—	—	—
Funded status	(83,646)	29,780	(53,866)
Unamortized (gain) loss	16,883	(16,883)	—
	$(66,763)	$12,897	$(53,866)

The company’s postretirement benefit plans provide for prescription drug benefits.  On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law.  The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In accordance with FASB Staff Position FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” any measures of the company’s accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the Consolidated Financial Statements and accompanying notes do not reflect the effects of the Act on the plans.  Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require the company to change previously reported information.

The weighted-average asset allocations of the U.S. Pension Plans at December 31, 2003 and 2002, by asset category are as follows:

	2003	2002
Small cap stocks	1.60%	10.30%
Mid cap stocks	2.30%	15.30%
Large cap stocks	45.80%	27.80%
International stocks	9.50%	5.20%
Intermediate bonds	36.90%	39.50%
Cash	3.90%	1.90%
	100.00%	100.00%

The board of directors has established the Retirement Plan Committee (the Committee) to manage the operations and administration of all U.S. benefit plans and related trusts.  The Committee has an investment policy for the pension plan assets that establishes target assets allocations for the above listed asset classes as follows:  Small Cap Stocks 10%; Mid Cap Stocks 15%; Large Cap Stocks 25%; International Stock 10% Intermediate Bonds 40% and cash 0%.  The Committee is committed to diversification to reduce the risk of large losses.  To that end, the Committee has adopted polices requiring that each asset class will be diversified, multiple managers with differing styles of management will be employed, and equity exposure will be limited to 60% of the total portfolio value.  On a quarterly basis, the Committee reviews progress towards achieving the pension plans’ and individual managers’ performance objectives.

To develop the expected long-term rate of return on assets assumptions, the company considered the historical returns and future expectations for returns in each asset class, as well as targeted asset allocation percentages within the pension portfolio.  This resulted in the selection of 8.5% for 2003 and 2004 long-term rate of return on assets assumption.

The expected 2004 contributions for the U.S. pension plans are as follows: Minimum contribution for 2004 is $9.6 million; Discretionary contribution is $0; and Non-cash contribution is $0.  Expected company paid claims for the postretirement health and life plans are $4.2 million for the 2004 calendar year.

The accumulated benefit obligation for all of our U.S. pension plans at December 31, 2003 is as follows:

Manitowoc Merged Plan	$83,120
National Crane Bargaining Plan	4,202
National Crane Non-Bargaining Plan	6,802
Grove Supplemental Executive Retirement Plan (SERP)	3,482
Manitowoc SERP	5,725
Accumulated benefit obligation December 31, 2003	$103,331

The measurement date for all plans is December 31, 2003.

The company maintains a supplemental executive retirement plan (SERP) for certain executive officers of the company and its subsidiaries that is unfunded.  Expenses related to the plan in the amount of $1.2 million and $1.0 million were recorded in 2003 and 2002, respectively.  Amounts accrued as of December 31, 2003 and 2002 related to the plans were $4.6 million and $3.2 million, respectively.

The company has a deferred compensation plan that enables certain key employees and non-employee directors to defer a portion of their compensation or fees on a pre-tax basis.  The company matches contributions under this plan at a rate equal to an employee’s profit sharing percentage plus one percent.  Effective January 1, 2002, the company amended its deferred compensation plan to provide plan participants the ability to direct deferrals and company matching contributions into two separate investment programs, Program A and Program B.

The investment assets in Program A and B are held in two separate Deferred Compensation Plans, which restrict the company’s use and access to the funds but which are also subject to the claims of the company’s general creditors in rabbi trusts.  Program A invests solely in the company’s stock; dividends paid on the company’s stock are automatically reinvested; and all distributions must be made in company stock.  Program B offers a variety of investment options but does not include company stock as an investment option.  All distributions from Program B must be made in cash.  Participants cannot transfer assets between programs.

Program A is accounted for as a plan which does not permit diversification.  As a result, the company stock held by Program A is classified in equity in a manner similar to accounting for treasury stock.  The deferred compensation obligation is classified as an equity instrument.  Changes in the fair value of the company’s stock and the compensation obligation are not recognized.  The asset and obligation for Program A were both $1.0 million at December 31, 2003 and $1.4 million at December 31, 2002.  These amounts are offset in the Consolidated Statement of Stockholders’ Equity and Comprehensive Income (Loss).

Program B is accounted for as a plan which permits diversification.  As a result, the assets held by Program B are classified as an asset in the Consolidated Balance Sheets and changes in the fair value of the assets are recognized in earnings.  The deferred compensation obligation is classified as a liability in the Consolidated Balance Sheets and adjusted, with a charge or credit to compensation cost, to reflect changes in the fair value of the obligation.  The assets, included in other non-current assets, and obligation, included in other non-current liabilities were both $9.2 million at December 31, 2003 and $8.0 million at December 31, 2002.  The net impact on the Consolidated Statements of Earnings was $0 for both the years ended December 31, 2003 and 2002.

18. Leases

The Company leases various property, plant and equipment.  Terms of the leases vary, but generally require the company to pay property taxes, insurance premiums, and maintenance costs associated with the leased property.  Rental expense attributed to operating leases was $17.8 million, $20.3 million, and $14.6 million in 2003, 2002 and 2001, respectively.  Future minimum rental obligations under non-cancelable operating leases, as of December 31, 2003, are payable as follows:

2004	$16,087
2005	13,534
2006	11,971
2007	10,613
2008	8,965
Thereafter	21,058

19. Business Segments

The company identifies its segments using the “management approach,” which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the company’s reportable segments.

The company has three reportable segments: Crane; Foodservice and Marine.

The Crane business is a global provider of engineered lift solutions which designs, manufactures and markets a comprehensive line of lattice-boom crawler cranes, mobile telescopic cranes, tower cranes and boom trucks.  The Crane products are marketed under the Manitowoc, Grove, Potain and National brand names and are used in a wide variety of applications, including energy, petrochemical and industrial projects, infrastructure development such as road, bridge and airport construction, commercial and high-rise residential construction, mining and dredging.

The Foodservice business is a broad-line manufacturer of “cold side” commercial foodservice products.  Foodservice designs, manufactures and markets full product lines of ice making machines, walk-in and reach-in refrigerators/freezers, fountain beverage delivery systems and other foodservice refrigeration products for the lodging, restaurant, healthcare, convenience store, soft-drink bottling and institutional foodservice markets.  Foodservice products are marketed under the Manitowoc, Kolpak, SerVend, Multiplex, Harford-Duracool, McCall, Flomatic, Compact and Icetronic brand names.

The Marine business provides new construction, ship repair and maintenance services for freshwater and saltwater vessels from four shipyards on the U.S. Great Lakes.  Marine is also a provider of Great Lakes and oceangoing mid-sized commercial, research, and military vessels.  Marine serves the Great Lakes maritime market consisting of both U.S. and Canadian fleets, inland waterway operators, and ocean going vessels that transit the Great Lakes and St. Lawrence Seaway.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that certain expenses are not allocated to the segments.  These unallocated expenses are corporate overhead, amortization expense of intangible assets with definite lives, interest expense and income taxes.  The company evaluates segment performance based upon profit and loss before the aforementioned expenses.  Financial information relating to the company’s reportable segments for the years ended December 31, 2003, 2002 and 2001 is as follows.  Restructuring costs separately identified in the Consolidated Statements of Earnings are included as reductions to the respective segments operating earnings for each year below.

	2003	2002	2001

Net sales from continuing operations:
Crane	$962,808	$674,060	$391,109
Foodservice	457,000	462,906	411,637
Marine	151,048	219,457	181,677
Total	$1,570,856	$1,356,423	$984,423

Operating earnings from continuing operations:
Crane	$24,437	$55,613	$62,654
Foodservice	65,927	56,749	57,942
Marine	4,750	19,934	18,924
Corporate	(19,210)	(15,171)	(11,961)
Amortization expense	(2,919)	(2,001)	(11,074)
Curtailment gain	12,897	—	—
Operating earnings from continuing operations	$85,882	$115,124	$116,485

Capital expenditures
Crane	$25,028	$19,116	$17,032
Foodservice	5,005	4,107	7,307
Marine	735	1,490	2,908
Corporate	1,209	8,283	1,857
Total	$31,977	$32,996	$29,104

Total assets:
Crane	$1,094,183	$1,022,771	$577,920
Foodservice	290,586	320,840	368,363
Marine	91,519	93,983	77,291
Corporate	126,293	139,529	57,238
Total	$1,602,581	$1,577,123	$1,080,812

Net sales from continuing operations and long-lived asset information by geographic area as of and for the years ended December 31 are as follows:

	Net Sales			Long-Lived Assets
	2003	2002	2001	2003	2002
United States	$902,486	$912,328	$751,071	$498,729	$493,869
Other North America	13,173	25,711	17,333	—	—
Europe	477,001	296,597	155,728	425,383	425,783
Asia	84,066	68,390	31,264	9,610	9,454
Middle East	59,881	18,885	6,905	—	—
Central and South America	10,883	7,410	6,468	711	853
Africa	7,906	7,291	6,180	—	—
South Pacific and Caribbean	2,989	13,275	6,872	—	—
Australia	12,471	6,536	2,602	1,136	—
Total	$1,570,856	$1,356,423	$984,423	$935,569	$929,959

Net sales from continuing operations and long-lived asset information for Europe primarily relates to France, Germany and the United Kingdom.

20. Subsidiary Guarantors of Senior Subordinated Notes due 2011

The following tables present condensed consolidating financial information for (a) the parent company, The Manitowoc Company, Inc. (Parent); (b) on a combined basis, the guarantors of the Senior Subordinated Notes due 2011, which include all of the domestic wholly owned subsidiaries of the company (Subsidiary Guarantors); and (c)

on a combined basis, the wholly and partially owned foreign subsidiaries of the company which do not guarantee the Senior Subordinated Notes due 2011 (Non-Guarantor Subsidiaries).  Separate financial statements of the Subsidiary Guarantors are not presented because the guarantors are fully and unconditionally, jointly and severally liable under the guarantees, and the company believes such separate statements or disclosures would not be useful to investors.

Condensed Consolidating Statement of Earnings

For the year ended December 31, 2003

	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Net sales	$—	$993,987	$689,536	$(112,667)	$1,570,856
Costs and expenses:
Cost of sales	—	782,060	568,729	(112,667)	1,238,122
Engineering, selling and administrative expenses	17,942	140,107	88,692	—	246,741
Amortization expense	—	682	2,237	—	2,919
Plant consolidation and restructuring costs	—	4,799	5,290	—	10,089
Curtailment gain	—	(12,897)	—	—	(12,897)
Total costs and expenses	17,942	914,751	664,948	(112,667)	1,484,974

Operating earnings (loss) from continuing operations	(17,942)	79,236	24,588	—	85,882

Interest expense	(51,287)	(2,158)	(3,456)	—	(56,901)
Management fees	22,664	(22,664)	—	—	—
Loss on debt extinguishment	(7,300)	—	—	—	(7,300)
Other income (expense) - net	38,188	(21,288)	(16,586)	—	314
Total other income (expenses) - net	2,265	(46,110)	(20,042)	—	(63,887)

Earnings (loss) from continuing operations before taxes on income (loss)	(15,677)	33,126	4,546	—	21,995

Provision (benefit) for taxable income (loss)	(3,138)	6,625	472	—	3,959
Earnings (loss) before equity in earnings of subsidiaries	(12,539)	26,501	4,074	—	18,036

Equity in earnings of subsidiaries	16,088	—	—	(16,088)	—
Earnings from continuing operations	3,549	26,501	4,074	(16,088)	18,036

Loss from discontinued operations, net of income taxes	—	(793)	(1,647)	—	(2,440)
Loss on sale or closure of discontinued operations, net of income taxes	—	(2,005)	(10,042)	—	(12,047)
Net earnings (loss)	$3,549	$23,703	$(7,615)	$(16,088)	$3,549

Condensed Consolidating Statement of Earnings

For the year ended December 31, 2002

	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Net sales	$—	$984,650	$433,089	$(61,316)	$1,356,423
Costs and expenses:
Cost of sales	—	753,186	343,216	(61,316)	1,035,086
Engineering, selling and administrative expenses	14,171	129,967	48,465	—	192,603
Amortization expense	—	—	2,001	—	2,001
Plant consolidation and restructuring costs	—	4,901	6,708	—	11,609
Total costs and expenses	14,171	888,054	400,390	(61,316)	1,241,299

Operating earnings (loss) from continuing operations	(14,171)	96,596	32,699	—	115,124

Interest expense	(46,906)	(1,368)	(3,689)	—	(51,963)
Management fees	20,600	(21,275)	675	—	—
Other income (expense) - net	11,485	3,462	(13,029)	—	1,918
Total other expenses - net	(14,821)	(19,181)	(16,043)	—	(50,045)

Earnings (loss) from continuing operations before taxes on income (loss)	(28,992)	77,415	16,656	—	65,079

Provision (benefit) for taxes on income (loss)	(11,324)	30,237	4,516	—	23,429
Earnings (loss) before equity in earnings of subsidiaries	(17,668)	47,178	12,140	—	41,650

Equity in earnings of subsidiaries	33,966	—	—	(33,966)	—
Earnings from continuing operations	16,298	47,178	12,140	(33,966)	41,650

Earnings (loss) from discontinued operations, net of income taxes	—	2,639	(2,534)	—	105
Loss on sale or closure of discontinued operations, net of income taxes	—	(25,457)	—	—	(25,457)
Cumulative effect of accounting change, net of income taxes	(36,800)	(36,800)	—	36,800	(36,800)
Net earnings (loss)	$(20,502)	$(12,440)	$9,606	$2,834	$(20,502)

Condensed Consolidating Statement of Earnings

For the year ended December 31, 2001

	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Net sales	$—	$817,475	$185,322	$(18,374)	$984,423
Costs and expenses:
Cost of sales	—	593,866	138,333	(18,374)	713,825
Engineering, selling and administrative expenses	11,962	106,737	24,340	—	143,039
Amortization expense	336	7,377	3,361	—	11,074
Total costs and expenses	12,298	707,980	166,034	(18,374)	867,938

Operating earnings (loss) from continuing operations	(12,298)	109,495	19,288	—	116,485

Interest expense	(26,937)	(1,661)	(8,810)	—	(37,408)
Management fees	13,803	(13,803)	—	—	—
Loss on debt extinguishment	(5,540)	—	—	—	(5,540)
Other net income (expense) - net	(1,004)	(919)	655	—	(1,268)
Total other expense - net	(19,678)	(16,383)	(8,155)	—	(44,216)

Earnings (loss) from continuing operations before taxes on income (loss)	(31,976)	93,112	11,133	—	72,269

Provision (benefit) for taxes on income (loss)	(12,159)	35,407	4,627	—	27,875
Earnings (loss) before equity in earnings of subsidiaries	(19,817)	57,705	6,506	—	44,394

Equity in earnings of subsidiaries	65,365	—	—	(65,365)	—
Earnings from continuing operations	45,548	57,705	6,506	(65,365)	44,394

Earnings (loss) from discontinued operations, net of income taxes	—	1,251	(97)	—	1,154
Net earnings	$45,548	$58,956	$6,409	$(65,365)	$45,548

Condensed Consolidating Balance Sheet

As of December 31, 2003

	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$11,816	$(100)	$33,252	$—	$44,968
Marketable securities	2,220	—	—	—	2,220
Accounts receivable- net	4,086	76,648	164,276	—	245,010
Inventories - net	—	89,103	143,774	—	232,877
Deferred income taxes	50,297	—	21,484	—	71,781
Other current assets	302	24,944	23,987	—	49,233
Total current assets	68,721	190,595	386,773	—	646,089

Property, plant and equipment - net	12,089	149,696	172,833	—	334,618
Goodwill - net	5,434	249,599	151,200	—	406,233
Other intangible assets	—	44,483	79,897	—	124,380
Deferred income taxes	12,906	—	21,585	—	34,491
Other non-current assets	26,370	8,397	22,003	—	56,770
Investment in affiliates	448,160	100,937	210,667	(759,764)	—
Total assets	$573,680	$743,707	$1,044,958	$(759,764)	$1,602,581

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$17,649	$202,917	$233,828	$—	$454,394
Current portion of long-term debt	2,900	—	305	—	3,205
Short-term borrowings	—	—	22,011	—	22,011
Product warranties	—	19,805	14,018	—	33,823
Product liabilities	—	29,145	2,646	—	31,791
Total current liabilities	20,549	251,867	272,808	—	545,224

Long-term debt	559,640	—	7,444	—	567,084
Pension obligations	12,467	14,309	30,463	—	57,239
Postretirement health and other benefit obligations	—	54,283	—	—	54,283
Intercompany	(332,026)	(113,823)	227,802	218,047	—
Other non-current liabilities	14,626	9,362	56,339	—	80,327
Total non-current liabilities	254,707	(35,869)	322,048	218,047	758,933
Stockholders’ equity	298,424	527,709	450,102	(977,811)	298,424
Total liabilities and stockholders’ equity	$573,680	$743,707	$1,044,958	$(759,764)	$1,602,581

Condensed Consolidating Balance Sheet

As of December 31, 2002

	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$2,650	$(1,427)	$26,812	$—	$28,035
Marketable securities	2,371	—	—	—	2,371
Account receivable- net	3,934	91,724	130,433	—	226,091
Inventories- net	—	128,327	126,891	—	255,218
Deferred income taxes	72,887	(206)	24,060	—	96,741
Other current assets	429	35,919	2,360	—	38,708
Total current assets	82,271	254,337	310,556	—	647,164

Property, plant and equipment - net	12,687	159,021	147,593	—	319,301
Goodwill-net	—	207,088	173,250	—	380,338
Other intangible assets	5,439	32,093	89,767	—	127,299
Deferred income taxes	9,931	9,517	214	—	19,662
Other non-current assets	29,201	28,817	25,341	—	83,359
Investments in affiliates	448,160	73,857	204,198	(726,215)	—
Total assets	$587,689	$764,730	$950,919	$(726,215)	$1,577,123

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$20,881	$158,818	$170,616	$—	$350,315
Current portion of long-term debt	28,419	—	4,909	—	33,328
Short-term borrowings	2,000	—	7,304	—	9,304
Product warranties	—	20,754	10,522	—	31,276
Product liabilities	—	33,525	2,650	—	36,175
Total current liabilities	51,300	213,097	196,001	—	460,398

Long-term debt	609,836	209	13,502	—	623,547
Pension obligations	10,357	27,780	27,914	—	66,051
Postretirement health and other benefit obligations	925	64,852	—	—	65,777
Intercompany	(377,767)	(209,380)	351,745	235,402	—
Other non-current liabilities	(2,077)	9,058	59,254	—	66,235
Total non-current liabilities	241,274	(107,481)	452,415	235,402	821,610
Stockholders’ equity	295,115	659,114	302,503	(961,617)	295,115
Total liabilities and stockholders’ equity	$587,689	$764,730	$950,919	$(726,215)	$1,577,123

Condensed Consolidating Statement of Cash flows

For the year ended December 31, 2003

	Parent	Guarantor	Non-guarantor	Total
Net cash provided by operating activities	$9,513	$108,642	$32,708	$150,863

Cash flows from (used for) investing activities:
Capital expenditures	(1,209)	(10,949)	(19,819)	(31,977)
Proceeds from sale of properly, plant and equipment	—	1,569	12,869	14,438
Sale of marketable securities	150	—	—	150
Intercompany investment	122,267	(100,015)	(22,252)	—

Net cash provided by (used for) investing activities of continuing operations	121,208	(109,395)	(29,202)	(17,389)
Net cash provided by investing activities of discontinued operations	—	2,289	—	2,289
Net cash provided by (used for) investing activities	121,208	(107,106)	(29,202)	(15,100)

Cash flows used for financing activities:
Proceeds from senior notes	150,000	—	—	150,000
Payments on long-term debt	(256,628)	(209)	(780)	(257,617)
Payments on revolver borrowings-net	(2,000)	—	—	(2,000)
Debt issue costs	(5,599)	—	—	(5,599)
Dividends paid	(7,446)	—	—	(7,446)
Exercise of stock options	118	—	—	118
Net cash used for financing activities	(121,555)	(209)	(780)	(122,544)
Effect of exchange rate changes on cash	—	—	3,714	3,714
Net increase in cash and cash equivalents	9,166	1,327	6,440	16,933
Balance at end of year	2,650	(1,427)	26,812	28,035
Balance at beginning of year	$11,816	$(100)	$33,252	$44,968

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2002

	Parent	Guarantor	Non-guarantor	Total
Net cash provided by (used for) operating activities	$(62,730)	$207,964	$(50,695)	$94,539

Cash flows from (used for) investing activities:
Business acquisitions	—	8,363	(7,387)	976
Capital expenditures	(8,284)	(9,707)	(15,005)	(32,996)
Proceeds from sale of properly, plant and equipment	19	(101)	16,781	16,699
Purchase of marketable securities	(220)	—	—	(220)
Intercompany investment	(60,882)	—	60,882	—
Net cash provided by (used for) investing activities of continuing operations	(69,367)	(1,445)	55,271	(15,541)
Net cash provided by investing activities of discontinued operations	—	11,108	—	11,108
Net cash provided by (used for) investing activities	(69,367)	9,663	55,271	(4,433)

Cash flows from (used for) financing activities:
Payments on Grove borrowings	—	(198,328)	—	(198,328)
Proceeds from senior subordinate notes	175,000	—	—	175,000
Proceeds from (payments on) long-term debt	(21,915)	(20,867)	3,502	(39,280)
Payments on revolver borrowings-net	(10,243)	—	—	(10,243)
Debt issue costs	(6,630)	—	—	(6,630)
Dividends paid	(7,432)	—	—	(7,432)
Exercises of stock options	1,511	—	—	1,511
Cash provided by (used for) financing activities	130,291	(219,195)	3,502	(85,402)
Effect of exchange rate changes on cash	—	—	(250)	(250)
Net increase (decrease) in cash and cash equivalents	(1,806)	(1,568)	7,828	4,454
Balance at beginning of year	4,456	1,129	17,996	23,581
Balance at end of year	$2,650	$(439)	$25,824	$28,035

Condensed Consolidating Statement of Cash flows

For the year ended December 31, 2001

	Parent	Guarantor	Non-guarantor	Total

Net cash provided by (used for) operating activities	$(54,029)	$9,751	$150,893	$106,615

Cash flows used for investing activities:
Business acquisitions	—	(954)	(284,579)	(285,533)
Capital expenditures	(1,857)	(13,901)	(13,346)	(29,104)
Proceeds from sale of property, plant and equipment	—	662	9,557	10,219
Purchase of marketable securities	(107)	—	—	(107)
Intercompany investing	(163,535)	—	163,535	—
Net cash used for investing activities of continuing operations	(165,499)	(14,193)	(124,833)	(304,525)
Net cash used for investing activities of discontinued operations	—	(157)	—	(157)
Net cash used for investing activities	(165,499)	(14,350)	(124,833)	(304,682)
Cash flows from (used for) financing activities:
Proceeds from long-term debt	345,116	—	—	345,116
Proceeds from senior subordinate notes	156,118	—	—	156,118
Payments on long-term debt	(159,632)	—	(2,257)	(161,889)
Payments on revolver borrowings - net	(75,100)	—	(3,627)	(78,727)
Payments on commercial paper - net	(24,700)	—	—	(24,700)
Debt issue costs	(21,023)	—	—	(21,023)
Dividends paid	(257)	—	(7,101)	(7,358)
Exercises of stock options	183	—	—	183
Cash provided by (used for) financing activities	220,705	—	(12,985)	207,720
Effect of exchange rate changes on cash	—	—	(55)	(55)
Net increase (decrease) in cash and cash equivalents	1,177	(4,599)	13,020	9,598
Balance at beginning of year	3,279	4,740	5,964	13,983
Balance at end of year	$4,456	$141	$18,984	$23,581

21. Subsidiary Guarantors of Senior Subordinated Notes due 2012 and Senior Notes due 2013

The following tables present condensed consolidating financial information for (a) the parent company, The Manitowoc Company, Inc. (Parent); (b) on a combined basis, the guarantors of the Senior Subordinated Notes due 2012 and Senior Notes due 2013, which include substantially all of the domestic wholly owned subsidiaries of the company (Subsidiary Guarantors); and (c) on a combined basis, the wholly and partially owned foreign subsidiaries of the company and Manitowoc Boom Trucks, Inc.  (Manitowoc Boom Trucks was sold by the company during 2002), all of which do not guarantee the Senior Subordinated Notes due 2012 and the Senior Notes due 2013 (Non-Guarantor Subsidiaries).  Separate financial statements of the Subsidiary Guarantors are not presented because the guarantors are fully and unconditionally, jointly and severally liable under the guarantees, and the company believes such separate statements or disclosures would not be useful to investors.

Condensed Consolidating Statement of Earnings

For the year ended December 31, 2003

	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Net sales	$—	$993,987	$689,536	$(112,667)	$1,570,856
Costs and expenses:
Cost of sales	—	782,060	568,729	(112,667)	1,238,122
Engineering, selling and administrative expenses	17,942	140,107	88,692	—	246,741
Amortization expense	—	682	2,237	—	2,919
Plant consolidation and restructuring costs	—	4,799	5,290	—	10,089
Curtailment gain	—	(12,897)	—	—	(12,897)
Total costs and expenses	17,942	914,751	664,948	(112,667)	1,484,974

Operating earnings (loss) from continuing operations	(17,942)	79,236	24,588	—	85,882

Interest expense	(51,287)	(2,158)	(3,456)	—	(56,901)
Management fees	22,664	(22,664)	—	—	—
Loss on debt extinguishment	(7,300)	—	—	—	(7,300)
Other income (expense)-net	38,188	(21,288)	(16,586)	—	314
Total other income (expense)-net	2,265	(46,110)	(20,042)	—	(63,887)

Earnings (loss) from continuing operations before taxes on income (loss)	(15,677)	33,126	4,546	—	21,995

Provision (benefit) for taxes on income (loss)	(3,138)	6,625	472	—	3,959
Earnings (loss) before equity in earnings of subsidiaries	(12,539)	26,501	4,074	—	18,036

Equity in earnings of subsidiaries	16,088	—	—	(16,088)	—
Earnings from continuing operations	3,549	26,501	4,074	(16,088)	18,036

Loss from discontinued operations, net of income taxes	—	(793)	(1,647)	—	(2,440)
Loss on sale or closure of discontinued operations, net of income taxes	—	(2,005)	(10,042)	—	(12,047)
Net earnings (loss)	$3,549	$23,703	$(7,615)	$(16,088)	$3,549

Condensed Consolidating Statement of Earnings

For the year ended December 31, 2002

	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Net sales	$—	$984,650	$433,089	$(61,316)	$1,356,423
Total costs and expenses:
Cost of sales	—	753,186	343,216	(61,316)	1,035,086
Engineering, selling and administrative expenses	14,171	129,967	48,465	—	192,603
Amortization expense	—	—	2,001	—	2,001
Plant consolidation and restructuring costs	—	4,901	6,708	—	11,609
Total costs and expenses	14,171	888,054	400,390	(61,316)	1,241,299

Operating earnings (loss) from continuing operations	(14,171)	96,596	32,699	—	115,124

Interest expense	(46,906)	(1,368)	(3,689)	—	(51,963)
Management fees	20,600	(21,275)	675	—	—
Other income (expenses) - net	11,485	3,462	(13,029)	—	1,918
Total other expense-net	(14,821)	(19,181)	(16,043)	—	(50,045)

Earnings (loss) from continuing operations before taxes on income (loss)	(28,992)	77,415	16,656	—	65,079

Provision (benefit) for taxes on income (loss)	(11,324)	30,237	4,516	—	23,429
Earnings (loss) before equity in earnings of subsidiaries	(17,668)	47,178	12,140	—	41,650

Equity in earnings of subsidiaries	33,966	—	—	(33,966)	—
Earnings from continuing operations	16,298	47,178	12,140	(33,966)	41,650

Earnings (loss) from discontinued operations, net of income taxes	—	1,816	(1,711)	—	105
Loss on sale or closure of discontinued operations, net of income taxes	—	(2,179)	(23,278)	—	(25,457)
Cumulative effect of accounting change, net of income taxes	(36,800)	(26,100)	(10,700)	36,800	(36,800)
Net earnings (loss)	$(20,502)	$20,715	$(23,549)	$2,834	$(20,502)

Condensed Consolidating Statement of Earnings

For the year ended December 31, 2001

	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Net sales	$—	$817,475	$185,322	$(18,374)	$984,423
Costs and expenses
Cost of sales	—	593,866	138,333	(18,374)	713,825
Engineering, selling and administrative expenses	11,962	106,737	24,340	—	143,039
Amortization expense	336	7,377	3,361	—	11,074
Total costs and expenses	12,298	707,980	166,034	(18,374)	867,938

Operating earnings (loss) from continuing operations	(12,298)	109,495	19,288	—	116,485

Interest expense	(26,937)	(1,661)	(8,810)	—	(37,408)
Management fees	13,803	(13,803)	—	—	—
Loss on debt extinguishment	(5,540)	—	—	—	(5,540)
Other income (expense)-net	(1,004)	(919)	655		(1,268)
Total other expense-net	(19,678)	(16,383)	(8,155)	—	(44,216)

Earnings (loss) before equity in earnings of subsidiaries	(31,976)	93,112	11,133	—	72,269

Provision (benefit) for taxes on income (loss)	(12,159)	35,407	4,627	—	27,875
Earnings (loss) before equity in earnings of subsidiaries	(19,817)	57,705	6,506	—	44,394

Equity in earnings of subsidiaries	65,365	—	—	(65,365)	—
Earnings from continuing operations	45,548	57,705	6,506	(65,365)	44,394

Earnings (loss) from discontinued operations, net of income taxes	—	2,076	(922)	—	1,154
Net earnings	$45,548	$59,781	$5,584	$(65,365)	$45,548

Condensed Consolidating Balance Sheet

As of December 31, 2003

	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$11,816	$(100)	$33,252	$—	$44,968
Marketable securities	2,220	—	—	—	2,220
Accounts receivable -net	4,086	76,648	164,276	—	245,010
Inventories -net	—	89,103	143,774	—	232,877
Deferred income taxes	50,297	—	21,484	—	71,781
Other current assets	302	24,944	23,987	—	49,233
Total current assets	68,721	190,595	386,773	—	646,089

Property, plant and equipment -net	12,089	149,696	172,833	—	334,618
Goodwill -net	5,434	249,599	151,200	—	406,233
Other intangible assets	—	44,483	79,897	—	124,380
Deferred income taxes	12,906	—	21,585	—	34,491
Other non-current assets	26,370	8,397	22,003	—	56,770
Investments in affiliates	448,160	100,937	210,667	(759,764)	—
Total assets	$573,680	$743,707	$1,044,958	$(759,764)	$1,602,581

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$17,649	$202,917	$233,828	$—	$454,394
Current portion of long-term debt	2,900	—	305	—	3,205
Short-term borrowings	—	—	22,011	—	22,011
Product warranties	—	19,805	14,018	—	33,823
Product liabilities	—	29,145	2,646	—	31,791
Total current liabilities	20,549	251,867	272,808	—	545,224

Long-term debt	559,640	—	7,444	—	567,084
Pension obligations	12,467	14,309	30,463	—	57,239
Postretirement health and other benefit obligations	—	54,283	—	—	54,283
Intercompany	(332,026)	(113,823)	227,802	218,047	—
Other non-current liabilities	14,626	9,362	56,339	—	80,327
Total non-current liabilities	254,707	(35,869)	322,048	218,047	758,933
Stockholders’ equity	298,424	527,709	450,102	(977,811)	298,424
Total liabilities and stockholders’ equity	$573,680	$743,707	$1,044,958	$(759,764)	$1,602,581

Condensed Consolidating Balance Sheet

As of December 31, 2002

	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Current assets:
Cash and cash equivalents	$2,650	$(1,427)	$26,812	$—	$28,035
Marketable securities	2,371	—	—	—	2,371
Account receivable -net	3,934	91,724	130,433	—	226,091
Inventories -net	—	128,327	126,891	—	255,218
Deferred income taxes	72,887	(206)	24,060	—	96,741
Other current assets	429	35,919	2,360	—	38,708
Total current assets	82,271	254,337	310,556	—	647,164

Property, plant and equipment -net	12,687	159,021	147,593	—	319,301
Goodwill -net	—	207,088	173,250	—	380,338
Other intangible assets	5,439	32,093	89,767	—	127,299
Deferred income taxes	9,931	9,517	214	—	19,662
Other non-current assets	29,201	28,817	25,341	—	83,359
Investments in affiliates	448,160	73,857	204,198	(726,215)	—
Total assets	$587,689	$764,730	$950,919	$(726,215)	$1,577,123

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$20,881	$158,818	$170,616	$—	$350,315
Current portion of long-term debt	28,419	—	4,909	—	33,328
Short-term borrowings	2,000	—	7,304	—	9,304
Product warranties	—	20,754	10,522	—	31,276
Product liabilities	—	33,525	2,650	—	36,175
Total current liabilities	51,300	213,097	196,001	—	460,398

Long-term debt	609,836	209	13,502	—	623,547
Pension obligations	10,357	27,780	27,914	—	66,051
Postretirement health and other benefit obligations	925	64,852	—	—	65,777
Intercompany	(377,767)	(209,380)	351,745	235,402	—
Other non-current liabilities	(2,077)	9,058	59,254	—	66,235
Total non-current liabilities	241,274	(107,481)	452,415	235,402	821,610
Stockholders’ equity	295,115	659,114	302,503	(961,617)	295,115
Total liabilities and stockholders’ equity	$587,689	$764,730	$950,919	$(726,215)	$1,577,123

Condensed Consolidating Statement of Cash flows

For the year ended December 31, 2003

	Parent	Guarantor	Non-guarantor	Total
Net cash provided by operating activities	$9,513	$108,642	$32,708	$150,863

Cash flows from (used for) investing activities:
Capital expenditures	(1,209)	(10,949)	(19,819)	(31,977)
Proceeds from sale of property, plant and equipment	—	1,569	12,869	14,438
Sale of marketable securities	150	—	—	150
Intercompany investing	122,267	(100,015)	(22,252)	—

Net cash provided by (used for) investing activities of continuing operations	121,208	(109,395)	(29,202)	(17,389)
Net cash provided by investing activities of discontinued operations	—	2,289	—	2,289
Net cash provided by (used for) investing activities	121,208	(107,106)	(29,202)	(15,100)

Cash flows used for financing activities:
Proceeds from senior notes	150,000	—	—	150,000
Payments on long-term debt	(256,628)	(209)	(780)	(257,617)
Payments on revolver borrowings-net	(2,000)	—	—	(2,000)
Debt issue costs	(5,599)	—	—	(5,599)
Dividends paid	(7,446)	—	—	(7,446)
Exercises of stock options	118	—	—	118
Net cash used for financing activities	(121,555)	(209)	(780)	(122,544)
Effect of exchange rate changes on cash	—	—	3,714	3,714
Net increase in cash and cash equivalents	9,166	1,327	6,440	16,933
Balance at beginning of year	2,650	(1,427)	26,812	28,035
Balance at end of year	$11,816	$(100)	$33,252	$44,968

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2002

	Parent	Guarantor	Non-guarantor	Total
Net cash provided by (used for) operating activities	$(62,730)	$207,964	$(50,695)	$94,539

Cash flows from (used for) investing activities:
Business acquisitions	—	8,363	(7,387)	976
Capital expenditures	(8,284)	(9,707)	(15,005)	(32,996)
Proceeds from sale of property, plant and equipment	19	(101)	16,781	16,699
Purchase of marketable securities	(220)	—	—	(220)
Intercompany investment	(60,882)	—	60,882	—
Net cash provided by (used for) investing activities of continuing operations	(69,367)	(1,445)	55,271	(15,541)
Net cash provided by (used for) investing activities of discontinued operations	—	(75)	11,183	11,108
Net cash provided by (used for) investing activities	(69,367)	(1,520)	66,454	(4,433)

Cash flows from (used for) financing activities:
Payments on Grove borrowings	—	(198,328)	—	(198,328)
Proceeds from senior subordinate notes	175,000	—	—	175,000
Proceeds from (payments on) long-term debt	(21,915)	(20,867)	3,502	(39,280)
Payments on revolver borrowings-net	(10,243)	—	—	(10,243)
Debt issue costs	(6,630)	—	—	(6,630)
Dividends paid	(7,432)	—	—	(7,432)
Exercises of stock options	1,511	—	—	1,511
Net cash provided by (used for) financing activities	130,291	(219,195)	3,502	(85,402)
Effect of exchange rate changes on cash	—	—	(250)	(250)
Net increase (decrease) in cash and cash equivalents	(1,806)	(12,751)	19,011	4,454
Balance at beginning of year	4,456	1,129	17,996	23,581
Balance at end of year	$2,650	$(11,622)	$37,007	$28,035

Condensed Consolidating Statement of Cash flows

For the year ended December 31, 2001

	Parent	Guarantor	Non-guarantor	Total

Net cash provided by (used for) operating activities	$(54,029)	$10,716	$149,928	$106,615

Cash flows used for investing activities:
Business acquisitions	—	(954)	(284,579)	(285,533)
Capital expenditures	(1,857)	(13,901)	(13,346)	(29,104)
Proceeds from sale of property, plant and equipment	—	662	9,557	10,219
Purchase of marketable securities	(107)	—	—	(107)
Intercompany investment	(163,535)	—	163,535	—
Net cash used for investing activities of continuing operations	(165,499)	(14,193)	(124,833)	(304,525)
Net cash used for investing activities of discontinued operations	—	(134)	(23)	(157)
Net cash used for investing activities	(165,499)	(14,327)	(124,856)	(304,682)
Cash flows from (used for) financing activities:
Proceeds from long-term debt	345,116	—	—	345,116
Proceeds from senior subordinate notes	156,118	—	—	156,118
Payments on of long-term debt	(159,632)	—	(2,257)	(161,889)
Payments on revolver borrowings-net	(75,100)	—	(3,627)	(78,727)
Payments on commercial paper-net	(24,700)	—	—	(24,700)
Debt issue costs	(21,023)	—	—	(21,023)
Dividends paid	(257)	—	(7,101)	(7,358)
Exercises of stock options	183	—	—	183
Cash provided by (used for) financing activities	220,705	—	(12,985)	207,720
Effect of exchange rate changes on cash	—	—	(55)	(55)
Net increase (decrease) in cash and cash equivalents	1,177	(3,611)	12,032	9,598
Balance at beginning of year	3,279	4,740	5,964	13,983
Balance at end of year	$4,456	$1,129	$17,996	$23,581

22. Quarterly Financial Data (Unaudited)

Quarterly financial data for 2003 and 2002 is as follows:

	2003				2002
	First	Second	Third	Fourth	First	Second	Third	Fourth
Net sales	$360,909	$413,824	$407,156	$388,967	$272,395	$321,007	$381,183	$381,838
Gross profit	77,743	93,334	85,410	76,247	67,222	87,731	87,594	78,790
Earnings (loss) from continuing operations	970	5,589	8,075	3,402	6,626	20,151	14,834	39
Discontinued operations:
Earnings (loss) from discontinued operations, net of income taxes	(725)	(392)	(877)	(446)	(36)	(70)	(106)	317
Gain (loss) on sale or closure of discontinued operations, net of income taxes	290	(3,884)	—	(8,453)	—	—	—	(25,457)
Cumulative effect of accounting change, net of income taxes	—	—	—	—	(36,800)	—	—	—
Net earnings (loss)	$535	$1,313	$7,198	$(5,497)	$(30,210)	$20,081	$14,728	$(25,101)

Basic earnings (loss) per share:
Earnings from continuing operations	$0.04	$0.21	$0.30	$0.12	$0.27	$0.83	$0.58	$0.00
Discontinued operations:
Earnings (loss) from discontinued operations, net of income taxes	(0.03)	(0.01)	(0.03)	(0.01)	—	—	(0.00)	0.01
Gain (loss) on sale or closure of discontinued operations, net of income taxes	0.01	(0.15)	—	(0.31)	—	—	—	(0.96)
Cumulative effect of accounting change, net of income taxes	—	—	—	—	(1.52)	—	—	—
Net earnings (loss)	$0.02	$0.05	$0.27	$(0.21)	$(1.25)	$0.83	$0.58	$(0.94)

Diluted earnings (loss) per share:
Earnings from continuing operations	$0.04	$0.21	$0.30	$0.11	$0.27	$0.81	$0.57	$0.00
Discontinued operations:
Earnings (loss) from discontinued operations, net of income taxes	(0.03)	(0.01)	(0.03)	(0.01)	—	—	(0.00)	0.01
Gain (loss) on sale or closure of discontinued operations, net of income taxes	0.01	(0.15)	—	(0.31)	—	—	—	(0.95)
Cumulative effect of accounting change, net of income taxes	—	—	—	—	(1.48)	—	—	—
Net earnings (loss)	$0.02	$0.05	$0.27	$(0.21)	$(1.22)	$0.81	$0.57	$(0.93)

Dividends per common share	$—	$—	$—	$0.28	$—	$—	$—	$0.28